As filed with the Securities and Exchange Commission on April 28, 2009

Registration No. 333-150881

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AURIOS INC.

(Exact name of registrant as specified in its charter)

Arizona	3651	86-1037558
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1741 W. University Drive, Suite 146

Tempe, AZ 85281

(602) 426-1211

(Address and telephone number of principal executive offices)

1741 W. University Drive, Suite 146

Tempe, AZ 85281

(602) 426-1211

(Address of principal place of business or intended principal place of business)

With copies to:

Aurios Inc.	Christian J. Hoffmann, III, Esq.
Attn: Paul Attaway	Quarles & Brady LLP
1741 W. University Drive, Suite 146	One Renaissance Square
Tempe, AZ 85281	Two North Central Avenue
Phone: (602) 426-1211	Phoenix, Arizona 85004
Fax: (602) 426-1611	Phone: (602) 229-5200
Fax: (602) 420-5008

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: From time to time after the Registration Statement becomes effective as determined by market conditions and the needs of the selling stockholders.

If any of the securities being registered on this from are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(4)
Common Stock, no par value	200,000(3)	$0.15	$30,000	$1.18

(1)	Pursuant to Rule 416, under the Securities Act, there are also being registered hereby such indeterminate number of additional shares of common stock as may become issuable pursuant to certain applicable provisions providing for the adjustment of the number of shares issuable upon conversion of preferred stock.
(2)	The selling security holders will initially sell their shares of our common stock at a price of $0.15 per share. If the shares of our common stock are eventually quoted on the OTC Bulletin Board or listed for trading or quoted on any other public market, the selling shareholders will sell their shares at the prevailing market prices or privately negotiated prices. Our common stock is not traded on any public market or securities exchange. Neither we nor any other party has applied for listing or quotation of our common stock on any public market.
(3)	Represents 77,200 shares of common stock outstanding and of 122,800 shares of common stock issuable upon conversion of 122,800 shares of Series A Convertible Preferred Stock.
(4)	Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We have filed a registration statement with the Securities and Exchange Commission relating to this resale prospectus. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 28, 2009

PROSPECTUS

AURIOS INC.

Resale of 200,000 shares of common stock, no par value per share

This is a prospectus for the resale of up to 77,200 shares of our issued and outstanding common stock, no par value per share, and 122,800 shares of common stock issuable upon the conversion of 122,800 outstanding shares of our Series A Convertible Preferred Stock (“Preferred Stock”) by the selling stockholders listed herein.

We will receive none of the proceeds from the sale of these securities by the selling stockholders and we will bear certain expenses incident to their registration. The selling security holders will initially sell their shares of our common stock at a price of $0.15 per share. If the shares of our common stock are quoted on the OTC Bulletin Board or listed for trading or quoted on any other public market, the selling shareholders will sell their shares at the prevailing market prices or at privately negotiated prices. Neither we nor any other party has applied for listing or for quotation of our common stock on the OTC Bulletin Board or on any other public market. Certain of the selling shareholders are our directors, officers and principal shareholders, who will be deemed underwriters in this offering. For a description of the plan of distribution of these securities, please see “Plan of Distribution” on page 11 of this prospectus.

Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

Investing in our common stock involves very high risks. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. This document may only be used where it is legal to sell the shares of common stock. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

The date of this prospectus is April     , 2009.

i

PART I

INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus and it does not contain all the information necessary for your investment decision. The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in and incorporated by reference into this prospectus. The shares offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully review the entire prospectus, the financial statements and all exhibits and documents referred to therein. See “Risk Factors.”

This prospectus covers the resale of up to an aggregate of 200,000 shares of common stock of Aurios Inc., of which 122,800 are shares of common stock issuable upon the conversion of outstanding Preferred Stock we sold in a private placement that closed in December 2007. The selling security holders will sell their shares of common stock at $0.15 per share. If our common stock is eventually quoted on the OTC Bulletin Board or listed for trading or quotation on any other public market, the selling shareholders will sell their shares at the prevailing market prices or at privately negotiated prices. The common stock of Aurios is not traded on any market or securities exchange. Neither Aurios nor any third party has applied for listing or quotation of the common stock on the OTC Bulletin Board or quotation on any public market.

Except as otherwise required by the context, references in this prospectus to “we,” “our,” “us,” the “Company” and “Aurios” refer to Aurios Inc., an Arizona corporation.

History

We were formed in August 2001 by our former parent company, True Gravity Enterprises, Inc. (“TGE”), as its wholly owned subsidiary. We ceased being a wholly owned subsidiary of TGE in June 2007 and TGE currently owns no equity interest in us. Our corporate offices are located at 1741 W. University Drive, Suite 146, Tempe, Arizona 85281 and our telephone number is (602) 426-1211.

Products

We produce, market and distribute vibration isolation products to the high-end audio and video markets in the United States and in certain foreign countries. Our products are the Classic Media Isolation Bearing (the “Classic MIB”), the Pro Media Isolation Bearing (the “PRO MIB”) and the Isotone Media Isolation Bearing (the “Isotone”).

Our vibration isolation products produce superior sound quality by sharpening, not softening, the sound. Our products are protected by patents both in the United States and Taiwan, and a patent is pending in Japan. TGE owns the patents relating to the products and it has granted us a non-exclusive world-wide license to sell products under the patents and to use the Aurios trademark in connection with the products. The license has a term of two years and is renewable for additional two-year terms as long as we are in compliance with its terms. We pay TGE a royalty of 5% of our net sales for the license. Our minimum royalty payment under the license is $2,500 per year. Our president and chief financial officer, who is also a director and our largest stockholder, is also the president, director and largest stockholder of TGE. We outsource the manufacture of our products to several qualified machine shops in the Phoenix metropolitan area.

Since 2004, we have generated limited revenues and we have expended minimal funds to support our products due to lack of resources. We have incurred net losses of $125,085 for the period from August 7, 2001 (inception) to December 31, 2008. We have an accumulated deficit and have had negative cash flows from our operations. Accordingly, we have received a report from our independent auditors that includes an explanatory paragraph describing their substantial doubt about our ability to continue as a going concern.

THE OFFERING

Common Stock	Up to an aggregate of 77,200 shares of our issued and outstanding common stock and up to 122,800 shares of our common stock issuable upon the conversion of 122,800 outstanding shares of Preferred Stock may be offered under this prospectus.

Common Stock Outstanding

Common stock outstanding prior to this offering	896,000 shares(1)

Common stock outstanding after this offering, assuming conversion of all Preferred Stock	1,356,000 shares(2)

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. See “Use of Proceeds.”

Plan of Distribution	The shares of common stock offered hereby may be sold from time to time by the selling stockholders in one or more transactions in the over-the-counter or any public market on which our common stock trades at prevailing market prices at the time of the sale or in negotiated transactions.

We are paying all of the expenses in connection with the preparation of this prospectus and the related Registration Statement, estimated at $36,001. See “Selling Stockholders” and “Plan of Distribution.”

Risk Factors	This offering involves a high degree of risk. See “Risk Factors,” as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

(1)	Indicates shares of common stock outstanding at April 20, 2009.
(2)	Includes 896,000 shares of common stock issued and outstanding at April 20, 2009 plus 460,000 shares of common stock, assuming conversion of all outstanding shares of Preferred Stock into shares of common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operation or financial condition or state other “forward-looking” information. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “should,” “could,” “will,” “plan,” “future,” “continue,” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, the actual results could differ materially from the forward-looking statements contained in this prospectus.

Important factors that may cause the actual results to differ from the forward-looking statements, projections or other expectations include, for example, the following:

•	our ability to implement our business plan;

•	our ability to increase revenues and market penetration;

•	impairment of license, patent or other proprietary rights;

•	competition from larger, more established companies with far greater economic and human resources than we have;

•	our ability to attract and retain customers and quality employees;

•	the effect of changing economic conditions; and

•	changes in government regulations, tax rates and similar matters.

We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect statements made in this prospectus.

RISK FACTORS

Investment in our common stock involves a number of risks. In addition to the risks and investment considerations discussed elsewhere in this prospectus, the following factors should be carefully considered by anyone purchasing the securities offered by this prospectus.

History of Declining Operating Results

We have incurred net losses of $125,085 for the period from August 7, 2001 (inception) to December 31, 2008. We have an accumulated deficit and have had negative cash flows from our operations. Since 2004, we have generated limited revenues and we have expended minimal funds to support our products due to lack of funds. We intend to use the proceeds from our private placement that closed in December 2007 to rejuvenate the presentation of our products and marketing efforts in order to increase revenues and profits. There can be no assurance that we will be successful in this regard.

Our auditors have expressed a going concern opinion

We have an accumulated deficit and have had negative cash flows from our operations. Accordingly, we have received a report from our independent auditors that includes an explanatory paragraph describing their substantial doubt about our ability to continue as a going concern. This may negatively impact our ability to obtain additional funding or funding on terms attractive to us and may negatively impact the market price of our stock.

Our cash requirements may vary materially from those now planned depending on numerous factors, including the results of our marketing efforts, our business development activities, the results of future research and development and competition. We believe that the net proceeds from our prior capital raising activities, together with our projected revenue and cash flow from future operations, will be sufficient to fund our working capital and other capital requirements for the immediate future. If, however, our estimates are incorrect and we require additional capital, there can be no assurance that additional funds will be available on terms attractive to us or at all. If adequate funds are not available, we may be required to curtail our marketing and new product development activities and/or otherwise materially reduce our operations.

Implementation of Business Plan

We believe that we have sufficient working capital to pursue the initial stage of our business plan as described in this prospectus. We may incur operating deficits as we implement our business plan. Our ability to fully implement our business plan and significantly increase our revenues will depend upon our ability to execute our business plan and may require us to raise additional capital through the sale of debt or equity securities. If we do not achieve a profitable level of operations from our operations, we will require additional capital. No assurance can be given that we will be able to obtain additional capital or, if available, that such capital will be available at terms acceptable to us, or that we will be able to generate profits from operations, or if profits are generated, that they will be sufficient to carry out our business plan, or that the plan will not be modified.

Our ability to successfully market our products to the intended range of customers depends on our ability to retain employees or consultants with strong industry contacts and knowledge of our products. Individuals with specialized industry skills may be in short supply given our size and competition for qualified sales persons is intense. The failure to attract new qualified personnel could adversely affect our business and growth prospects.

In formulating our business plan, we have relied on the judgment of our officers and their experience in and research on the industry. There can be no assurance that we will be able to obtain sufficient financing or implement the business plan we have devised. Further, even with sufficient financing, there can be no assurance that we will be able to expand on a national or international basis or operate our business on a profitable basis. Our plans are based upon the assumptions that present market conditions in the business that we plan to operate will continue and that the risks described in this prospectus will be dealt with successfully. There can be no assurance that such plans will be realized or that any of the assumptions will prove to be correct.

Uncertainties Regarding Increasing Revenues and Market Penetration

We conducted our own research into the markets for our products. There can be no assurance that we will be successful in our efforts to increase our market penetration or to develop markets in the manner we contemplate.

Economic and General Risks Relating to Business

The success of our activities is subject to risks inherent in business generally, including (i) demand for products and services; (ii) general economic conditions; (iii) changes in taxes and tax laws; and (iv) changes in governmental regulations and policies.

Costs of Production and Profitability

Our actual costs of production may exceed those of competitors and, even if our costs of production are lower, our competitors may be able to sell the same or similar products at a lower price than is economical for us.

Patents and Intellectual Property Protection

We do not own the intellectual property necessary for our products. We license such intellectual property from TGE. Such license is terminable and non-exclusive, and therefore, TGE could license the intellectual property underlying our products to our current and future competitors.

We rely on TGE to protect the intellectual property respecting our products. TGE has used a combination of U.S. and foreign patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights to our products. There can, however, be no assurance that any of TGE’s pending or future patent applications, whether or not being currently challenged by applicable governmental patent examiners, will be issued with the scope of the claims sought, if at all. There also can be no assurance that any patents TGE has or may obtain will not be invalidated, circumvented or challenged. Furthermore, there can be no assurance that others will not develop technologies which are similar or superior to TGE’s technology or design around any patents owned by it. Unauthorized parties may attempt to copy aspects of the products or to obtain and use information they regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights as fully as do the laws of the United States. There can be no assurance that TGE’s means of protecting its proprietary rights in the United States will be adequate or that others will not independently develop similar or superior technology.

Dependence on Key Personnel

We are highly dependent on the services of Paul Attaway and Timothy Louis. The loss of the services of either of these individuals would harm our business. Our future success also depends on our ability to attract, train, retain and motivate other highly qualified sales, technical and managerial personnel. Competition for such personnel is intense and we may not be able to attract, train, retain or motivate such persons in the future.

There is a no public market for your shares, and if a market for your shares develops, it will be a limited market and you may not be able to sell them

There currently is no public market for our common stock, including your shares. Even if a market for your shares develops, the market will be limited and you may not be able to sell your shares. There is no assurance that this or any future registration statement will be declared effective by the SEC. We expect the SEC to scrutinize our registration statements because of the relatively early stage of development of our business compared to most public companies. The fact that the SEC has reviewed a registration statement does not ensure that such filing is more accurate than a filing that was not reviewed by the SEC, and the level of SEC review does not ensure any additional accuracy of such filing.

We intend to have our common stock included on the Over-the-Counter Bulletin Board (“OTC Bulletin Board”) after our registration statement relating to this prospectus becomes effective with the SEC. To this end, we plan to identify a broker-dealer to file an application with the OTC Bulletin Board on our behalf. There can be no assurance that a market maker will be willing to file an application on our behalf, and even if an application is filed, there can be no assurance it will be granted or that an active market will develop for our common stock on the OTC Bulletin Board. Additionally, there can be no assurance any broker will be interested in trading our stock. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them. You may have no more liquidity in your shares of common stock even if we are successful in the future in registering with the SEC and having our common stock included on the OTC Bulletin Board.

Control by Key Shareholders

As of December 31, 2008 our largest stockholders, Paul Attaway, Ira J. Gaines and Christian J. Hoffmann, III hold shares representing approximately 95.5% of the voting power of our outstanding capital stock. These shareholders may, if they act together, exercise significant influence over all matters requiring shareholder approval, including the election of directors and the determination of significant corporate actions, as well as control the management, policies and operation of the Company. This concentration of ownership could depress the stock price or value of the Company or delay or prevent a change in control that could be otherwise beneficial to our shareholders.

Risks of the Industry

Technology Advancements. Our industry is susceptible to fast-paced technological advancements and our competitive advantage may be reduced if we fail to keep up with changes in the technological processes. Our products are subject to technological change and innovation. Technological developments are occurring rapidly and while the effects of such developments are uncertain, they may have a material adverse effect on the demand for our products. Additionally, we may not be able to match any technological changes to the needs of our target customers, which will reduce demand for our products.

Competition. There are numerous other companies, including Kinetics Systems, Inc., Bright Star, Audioquest, Final Labs and Symposium, that are engaged in the business of manufacturing or selling vibration isolation products. Some of these companies may have greater resources than we do and enjoy well established production facilities and processes, market presence, distribution networks and market share. It is likely that any or all of these other companies are in the process of, and have allocated substantially more resources to, developing their own products that are or would be competitive with our high purity products. If any of these companies is successful in its efforts to develop high quality vibration isolation products at lower costs than we have, such a company would have substantially greater resources to market its competing products. The ability of these companies to produce economies of scale may put us at a disadvantage. Increased competition or our failure to compete successfully is likely to result in price reductions, fewer customer orders, reduced gross margins, increased marketing costs, failure to acquire or retain market share, or any combination of these problems.

Risks Relating to this Registration

Any future sale of a substantial number of shares of our common stock could depress the trading price of our common stock, lower our value and make it more difficult for us to raise capital

Any sale of a substantial number of shares of our common stock, or the prospect of such sales, may have the effect of depressing the trading price of our common stock. In addition, those sales could lower our value and make it more difficult for us to raise capital. Further, the timing of the sale of the shares of our common stock may occur at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. At December 31, 2008, we had 896,000 shares of common stock outstanding plus 460,000 shares of Preferred Stock, convertible into 460,000 shares of common stock. Of such shares, 77,200 shares of common stock, issued and outstanding, and 122,800 shares will be issued and outstanding upon conversion of all 122,800 outstanding shares of Preferred Stock into shares of common stock, will be eligible for resale in the public market under this prospectus, subject to applicable federal securities law restrictions.

The possible issuance of common stock subject to options and warrants may dilute the interest of stockholders

The board of directors adopted the 2007 Stock Option and Restricted Stock Plan (the “2007 Plan”) on July 1, 2007 and the shareholders approved the Plan on July 8, 2007. The Plan authorizes us to issue up to 250,000 shares of our common stock upon exercise of options and grant of restricted stock awards. To date, we have not issued any options or restricted stock awards under the Plan. To the extent we issue stock options or warrants under the 2007 Plan and such outstanding stock options and warrants are exercised, dilution to the interests of our stockholders may occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in such outstanding options.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock

Our Articles of Incorporation authorize the issuance of 90,000,000 shares of our common stock and 10,000,000 shares of preferred stock. The common stock and preferred stock can be issued by our board of directors, without stockholder approval. Any future issuances of our common stock would further dilute the percentage ownership of the Company held by public stockholders.

We have never paid dividends and have no plans to in the future.

We do not intend to pay dividends on our Preferred Stock or common stock in the foreseeable future. As an Arizona corporation, we are legally permitted to declare and pay dividends only out of surplus, or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. To the extent no surplus or net profits of the Company are available for payment of dividends, we cannot pay dividends on the Preferred Stock. Any dividends not paid will accrue. No interest will be paid on any accrued but unpaid dividends. There can be no assurance that we will declare any dividends or have sufficient surplus or generate any or sufficient earnings to pay cash or stock dividends on the Preferred Stock. We will pay dividends on the Preferred Stock, when and if declared by the board of directors and when and if funds are legally available therefore. If dividends are declared, all accrued but unpaid dividends on the Preferred Stock must be paid in full before any additional dividends may be declared and paid on the Common Stock. Dividends shall accrue if they are not paid when due. See “Description of Securities.”

Our stock price is likely to be highly volatile because of several factors, including a limited public float

The market price of our common stock is likely to be highly volatile because we will be a new issue and because there likely will be a thin trading market for our stock, which causes trades of small blocks of stock to have a significant impact on our stock price. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

•	actual or anticipated fluctuations in our operating results;

•	the potential absence of securities analysts covering us and distributing research and recommendations about us;

•	we may have a low trading volume for a number of reasons, including that a large amount of our stock is closely held;

•	overall stock market fluctuations;

•	announcements concerning our business or those of our competitors;

•	our ability to raise capital when we require it, and to raise such capital on favorable terms;

•	changes in financial estimates by securities analysts or our failure to perform as anticipated by the analysts;

•	announcements of technological innovations;

•	conditions or trends in the industry;

•	litigation;

•	changes in market valuations of other similar companies;

•	future sales of common stock;

•	departure of key personnel or failure to hire key personnel; and

•	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Indemnification of officers and directors

Our Articles of Incorporation and Bylaws contain broad indemnification and liability limiting provisions regarding our officers, directors and employees, including the limitation of liability for certain violations of fiduciary duties. Our shareholders therefore will have only limited recourse against the individuals.

USE OF PROCEEDS

We will not receive any proceeds from this offering. All proceeds from the sale of the shares by this prospectus will go to the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling security holders will initially sell their shares of our common stock at a price of $0.15 per share. If the shares of our common stock are quoted on the OTC Bulletin Board or listed for trading or quoted on any other public market, the selling shareholders will sell their shares at the prevailing market prices or at privately negotiated prices. Neither we nor any other party has applied for listing or for quotation of our common stock on the OTC Bulletin Board or on any other public market. Certain of the selling shareholders are our directors, officers and principal shareholders, who will be deemed underwriters in this offering. The offering price of $0.15 per share is based on the estimated value of our common stock only and does not have any relationship to any established criteria of value, such as book value or earnings per share. The price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of our assets. No valuation or appraisal has been prepared for our business and potential business expansion. There is no public market for our common stock. Our common stock is not presently traded on any market or securities exchange.

DILUTION

Sales of shares of our common stock will not result in any change in the net tangible book value per share before and after the distribution of shares by the selling stockholders. There will be no change in the net tangible book value per share attributable to cash payments made by purchasers of the shares being offered by the selling stockholders. Prospective investors in the shares held by the selling stockholders should be aware, however, that the price of the shares being offered by the selling stockholders may not bear any rational relationship to our net tangible book value per share.

SELLING SECURITY HOLDERS

Each of the selling stockholders listed below is, as of the date of this prospectus, the holder of our common stock or the holder of our Preferred Stock, which is convertible into common stock. The number of shares of common stock owned or to be acquired is set forth opposite each selling stockholder’s name. The issuance of our common stock to the selling stockholders was a transaction exempt from the registration requirements of the Securities Act and various state securities laws.

Each selling stockholder will determine the number of shares that he or she may actually sell. The selling stockholders are under no obligation to sell all or any portion of the shares offered, nor are the selling stockholders obligated to sell such shares immediately under this prospectus. Particular selling stockholders may not have a present intention of selling their shares and may offer less than the number of shares indicated. Because a selling stockholder may sell all, some or none of his or her shares of common stock, no estimate can be given as to the number of shares of our common stock that will be held by a selling stockholder upon termination of the offering. Shares of our common stock may be sold from time to time by the selling stockholders or by pledges, donees, transferees or other successors in interest.

The following table provides certain information with respect to the common stock owned by the selling stockholders who are entitled to use this prospectus. The information in the table is as of the date of this prospectus. Except as described below, no selling shareholder has had a material relationship with us within the past three years other than as a result of the ownership of our common stock.

The selling shareholders acquired their shares of common stock in one or more of the following ways: (i) purchased as founders stock at $0.001 per share; (ii) purchased at $0.05 per share; and (iii) by converting the Preferred Stock purchased in the private placement completed by the Company in 2007 into common stock.

			Beneficial Ownership of Common Stock After Offering
Name and Address of Selling Shareholder	Person with Dispositive/Voting Power	Common Stock Registered Hereby	No.(1)	% of Class
Paul Attaway(2) (3)	Paul Attaway	50,600	405,400	29.90
Timothy Louis(4) (3)	Timothy Louis	10,600	29,400	2.17
Michael and Phyllis Angel(6)	Michael Angel	5,600	14,400	1.06
Paul Anthony Axelrod(6)	Paul Anthony Axelrod	5,600	14,400	1.06
James J. Cordello(6)	James J. Cordello	5,600	14,400	1.06
Loretta S. Cowie(6)	Loretta S. Cowie	5,600	14,400	1.06
Christian J. Hoffmann, III(7) (3)	Christian J. Hoffmann, III	0	200,000	14.75
Double Down Investments(6)	Benjamin Benedict	5,600	14,400	1.06
Harvey Friedman(6)	Harvey Friedman	5,600	14,400	1.06
Leonard and Deborah Gaby(6)	Leonard Gaby	5,600	14,400	1.06
Ira J. Gaines(5)	Ira J. Gaines	10,600	189,400	13.97
Jonathon Hoffer(6)	Jonathon Hoffer	5,600	14,400	1.06
Thomas R. Hudson Jr.(6)	Thomas R. Hudson Jr.	5,600	14,400	1.06
Jonathan Tratt Profit Sharing Plan(6)	Jonathan Tratt	5,600	14,400	1.06
Lawrence Kazan(6)	Lawrence Kazan	5,600	14,400	1.06
Lahr Family Trust(6)	Lanny B. Lahr	5,600	14,400	1.06
Alan J. Light(6)	Alan J. Light	5,600	14,400	1.06
Barry Light(6)	Barry Light	5,600	14,400	1.06
Arturo and Sharon Lopez(6)	Arturo Lopez	5,600	14,400	1.06
Winthrop L. McCormack(6)	Winthrop L. McCormack	5,600	14,400	1.06
Anthony J. Perullo(6)	Anthony J. Perullo	5,600	14,400	1.06
Joel Shapiro(6)	Joel Shapiro	5,600	14,400	1.06
Steve and Helen Gubin Family Trust(6)	Steve and Helen Gubin	5,600	14,400	1.06
Lawrence Sucharow(6)	Lawrence Sucharow	10,600	29,400	2.17
Tappen Investments LLC(6)	Darren M. Tappen	5,600	14,400	1.06
Robert Howard Taylor(6)	Robert Howard Taylor	5,600	14,400	1.06

Total		200,000	1,156,000

(1)	Percentages and share ownership numbers are based on the assumption that all such shares will be sold by the selling stockholder. Excludes additional shares of common stock which the selling stockholder may acquire from time to time subsequent to the date of this prospectus.
(2)	Mr. Attaway is an officer and a director.
(3)	Shares purchased as founders stock at $0.001 per share.
(4)	Mr. Louis is an officer and a director.
(5)	Shares purchased at $0.05 per share.

(6)	Shares of Preferred Stock purchased in 2007 private placement, which are convertible into shares of common stock.
(7)	Mr. Hoffmann is a partner of Quarles & Brady LLP, which is our legal counsel.

PLAN OF DISTRIBUTION

We are registering the shares of common stock covered by this prospectus for the selling stockholders. As used in this prospectus, “selling stockholders” includes the pledgees, donees, transferees or others who may later hold the selling stockholders’ interests. We will pay the costs and fees of registering the shares of common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

We will receive none of the proceeds from the sale of these securities by the selling stockholders and we will bear certain expenses incident to their registration. The selling security holders will initially sell their shares of our common stock at a price of $0.15 per share. If the shares of our common stock are quoted on the OTC Bulletin Board or listed for trading or quoted on any other public market, the selling shareholders will sell their shares at the prevailing market prices or at privately negotiated prices. Neither we nor any other party has applied for listing or for quotation of our common stock on the OTC Bulletin Board or on any other public market. Certain of the selling shareholders are our directors, officers and principal shareholders, who will be deemed underwriters in this offering.

The selling stockholders may sell the shares in the over-the-counter market or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholders may sell some or all of their shares through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

When selling the shares, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

•	enter into transactions involving short sales of the shares by broker-dealers;

•	sell shares short themselves and redeliver such shares to close out their short positions;

•	enter into option or other types of transactions that require the selling shareholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concession may qualify as underwriters’ compensation under the Securities Act. If the selling stockholders qualify as “underwriters,” they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

In addition to selling their shares under this prospectus, the selling stockholders may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

•	transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•	sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

DESCRIPTION OF SECURITIES

We have issued and outstanding 896,000 shares of our common stock and 460,000 shares of our Preferred Stock as of April 20, 2009.

Common Stock

The Company is authorized to issue up to 90,000,000 shares of common stock, no par value.

Holders of the common stock are entitled to one vote for each share in the election of directors and in all other matters to be voted on by the stockholders. There is cumulative voting in the election of directors. Holders of common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefore and, in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities. The holders of common stock have no pre-emptive or conversion rights. The holders of common stock are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of the common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is issued. The common stock currently outstanding is, and the common stock offered by the Company hereby will, when issued, be validly issued, fully paid and nonassessable.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, no par value, of which 460,000 shares are Series A Preferred. Any future issues of preferred stock may, without action by the stockholders of the Company, be issued by the Board of Directors from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the Board may determine. Accordingly, the Board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation, preferences and conversion rights for any series of preferred stock issued in the future.

It is not possible to state the actual effect of any future series of preferred stock upon the rights of holders of the common stock because the Board has the power to determine the specific rights of the holders of any future series of preferred stock. The Board’s authority to issue preferred stock provides a convenient vehicle in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the issuance of the preferred stock may be used as an “anti-takeover” device without further action on the part of the stockholders of the Company, and may adversely affect the holders of the common stock.

Series A Convertible Preferred Stock

The Company issued 460,000 shares of Preferred Stock in a private placement the Company completed in December 2007. The holders of the Preferred Stock have pre-emptive rights, for a period of fifteen days after written notice of a proposed sale, to purchase any equity securities on the same terms and conditions that the Company proposes to offer to third parties. If the holder fails to exercise his pre-emptive right, he will lose such right on any future offerings. The pre-emptive rights will expire if the Company becomes publicly held or commences an initial public offering. Accordingly, the pre-emptive rights will expire upon the effectiveness of this registration statement. The holders of the Preferred Stock will share proportionately with the holders of any other series of preferred stock which may be issued in the future in any distribution of assets of the Company upon liquidation and with respect to payment of dividends on any series of preferred stock outstanding. The Company has no present plans to issue any additional shares of preferred stock other than the Preferred Stock.

Dividend Rights. Holders of the Preferred Stock are eligible to receive dividends, out of our assets that are legally available for the payment of dividends when and as declared by our Board of Directors. The Board has not declared any dividends on the Preferred Stock. If the Board declares dividends on the Preferred Stock in the future such dividends will be payable on a quarterly basis to the full extent of legally available funds. If the Board declares a dividend on the Preferred Stock and the Company does not pay such declared dividend when payable, then the dividends cumulate until paid from the date of the declaration, at the rate declared by the Board. No cash dividend may be declared and paid or set apart for payment with respect to the common stock until any past quarterly dividend or cumulative accrued dividends on any outstanding series of preferred stock, including the Preferred Stock, has been fully paid or declared and set apart for payment and until any sinking fund obligation for redemption of any other series of preferred stock has been fully paid or declared and set apart for payment. The dividends on the Preferred Stock must be declared prior to declaration of any dividend on the common stock or on any other series of preferred stock issued after the Preferred Stock. The holders of Preferred Stock will also receive any dividends declared on the common stock as if they had converted their Preferred Stock into common stock immediately prior to such event.

As an Arizona corporation, we are permitted to declare and pay dividends only out of surplus or, if there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. To the extent no surplus or net profits are available for payment of dividends, no dividends may be paid by us on the Preferred Stock. Any dividends not paid will accrue. No interest will be paid on any accrued but unpaid dividends. There can be no assurance that we will have sufficient surplus or generate any or sufficient earnings to pay dividends on the Preferred Stock. The ability to pay dividends will, in addition to our ability to generate net income, be dictated by the amount of our annual net income from year to year. We may not generate net income from our operations for a period of time, which will affect the amount of the dividends paid, if any.

If the Preferred Stock is redeemed prior to the end of a fiscal year, the holders of the Preferred Stock will receive any dividend declared and accrued but unpaid based upon the proportion of the fiscal year the Preferred Stock was outstanding.

Conversion at Option of the Company. If we have an effective registration statement with respect to the common stock underlying the shares of Preferred Stock, the Company can require the holders of the shares of Preferred Stock to convert them into common stock upon ten days written notice given to the holders and without any further action on the part of the holders.

Voting Rights. The holders of the Preferred Stock are entitled to vote on any matter submitted to the holders of our common stock. The holders of Preferred Stock will have the same number of votes on such matters as if they had converted their Preferred Stock into common stock. In addition, the holders of the Preferred Stock will have the right to vote on certain matters affecting the rights of holders of Preferred Stock. The affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, together with the holders of any shares of any other series of preferred stock outstanding, voting as a class, is required in order to authorize any amendment to our Articles of Incorporation or bylaws which would affect adversely the holders of the preferred stock outstanding or to authorize any additional class of stock equal to, senior to, or ranking prior to the outstanding Preferred Stock with respect to dividends or distributions of assets on liquidation. The affirmative vote of the majority of the outstanding shares of Preferred Stock, voting separately, is required to amend our Articles of Incorporation, bylaws or the resolutions establishing the terms of the Preferred Stock so as to affect adversely the rights, powers or preferences of the Preferred Stock including, without limitation, any action that would (i) increase or decrease the par value of the Preferred Stock; (ii) effect an exchange, reclassification or cancellation of all or part of the Preferred Stock; (iii) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into the Preferred Stock; (iv) change shares of Preferred Stock into the same or a different number of shares of Preferred Stock, either with or without par value, of the same class or another class or classes; or (v) cancel or otherwise affect dividends on the Preferred Stock which have accrued but have not been declared. The creation or issuance of any other series of existing authorized preferred stock ranking on a parity with the Preferred Stock as to dividends or distribution of assets on liquidation shall not be deemed to adversely affect the rights of the Preferred Stock, but any increase in the amount of authorized preferred stock or creation of a new class of preferred stock ranking superior in rights and privileges to the Preferred Stock shall be considered to adversely affect the rights of the Preferred Stock. The Preferred Stock will be entitled to vote as a class, together with the holders of any shares of any other series of preferred stock outstanding, on any additional matters required to be submitted to a vote of our shareholders by Arizona law.

Company’s Option to Redeem. Subject to the terms of this paragraph, we may redeem the Preferred Stock, in whole or in part, on or after the second anniversary of the date of our issuance of the Preferred Stock plus all accrued but unpaid dividends on the following basis:

$.30 per share of Preferred Stock if redeemed on or after the second anniversary of the date of issuance;

$.35 per share of Preferred Stock if redeemed on or after the third anniversary of the date of issuance; and

$.40 per share of Preferred Stock if redeemed on or after the fourth anniversary of the date of issuance.

If we offer to redeem all or part of a holder’s shares of Preferred Stock, the holder will have the option, for a period of 30 days, to decide whether to accept the redemption or to convert all or part of his shares of Preferred Stock into shares of common stock. If fewer than all shares of Preferred Stock are to be redeemed, the shares of Preferred Stock to be redeemed shall be determined on a pro rata basis. The Preferred Stock is not subject to mandatory redemption, sinking fund or similar provisions on our part. Shares of Preferred Stock that are redeemed shall assume the status of authorized but unissued Preferred Stock. We may only offer to redeem the shares of Preferred Stock if (i) we have not succeeded in having a registration statement declared effective by the SEC with respect to the common stock underlying the shares of Preferred Stock, or (ii) a liquidity event has occurred, such as a merger, reorganization, acquisition or sale of all or substantially all of our assets to a third party.

Under Arizona law, the shares of Preferred Stock may not be redeemed when our capital is impaired or such redemption would cause an impairment of our capital, except that we may purchase or redeem out of our capital any of our own shares, such as the Preferred Stock, which are entitled upon any distribution of our assets, whether by dividend or in liquidation, to a preference over another class or series of our stock if such shares of Preferred Stock are retired upon their acquisition and our capital is reduced. In addition, in the event that any quarterly dividend due on the Preferred Stock is in default, and until all such defaults are cured, we may not redeem any shares of Preferred Stock unless all outstanding shares of such series are simultaneously redeemed and may not purchase or acquire any Preferred Stock except in accordance with a purchase offer made by us on the same terms to all holders of such series. We will pay any accrued but unpaid dividends with respect to the shares of Preferred Stock at the time we pay the foregoing redemption prices for the shares of Preferred Stock

Registration Rights. We have agreed to file a registration statement to register the shares of common stock issuable upon conversion of the shares of Preferred Stock to the extent possible under the Securities Act and applicable states securities laws. We will maintain the effectiveness of the registration statement, at our sole cost and expense, for a period of one year after its effective date, and will amend or supplement the registration statement as required by law and as necessary to keep it and the prospectus portion thereof from containing any untrue statements of material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in order to facilitate the conversion by the holders of their Preferred Stock into shares of common stock.

Liquidation Preference. In the event of a voluntary or involuntary liquidation or winding up, the holders of Preferred Stock will be entitled to receive out of our assets available for distribution to shareholders $.25 per share of Preferred Stock, plus all accrued and unpaid dividends before any distribution is made to the holders of common stock or any other class or series of preferred stock which we issue subsequent to the issuance of the Preferred Stock as to distribution of assets. The holders of the Preferred Stock will share ratably with the holders of any other series of preferred stock in any distribution of our other assets. No payment on account of such liquidation or a dissolution or winding up of our affairs shall be made to the holders of any class or series of stock ranking on a parity with the Preferred Stock in respect of the distribution of assets, unless there shall likewise be paid at the same time to the holders of the Preferred Stock like proportionate distributive amounts, ratably, in proportion to the full distributive amounts to which they and the holders of such parity stock are respectively entitled with respect to such preferential distribution. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Preferred Stock will not be entitled to any further participation in any distribution of assets by us. These liquidation rights shall not be operative in the event of (i) any consolidation or merger of us with or into any other corporation, (ii) any dissolution, liquidation, winding up or reorganization of us immediately followed by reincorporation of a successor corporation or creation of a successor partnership, or (iii) a sale or other disposition of all or substantially all of our assets to another corporation or a partnership if, in each case, effective provision is made in the certificate of incorporation of the resulting or surviving corporation or the articles of partnership of the resulting partnership or otherwise, for the protection of the rights of the holders of the Preferred Stock.

Board of Directors

The board of directors of the Company consists of two members. The term of office of each director expires at each annual meeting of stockholders or until his successor is elected.

Transfer Agent

The Company has effected transfers of its common stock and Preferred Stock. The Company will appoint First American Stock Transfer, Inc., 706 E. Bell Road, Suite 202, Phoenix, Arizona 85022, as its transfer agent effective upon the date of this Prospectus.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements for the fiscal years ended December 31, 2008 and 2007 included in this prospectus have been audited by Semple, Marchal & Cooper, LLP, an independent registered public accounting firm, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The legality of the securities offered hereby have been passed upon for the Company by Quarles & Brady LLP, Two North Central Avenue, Phoenix, Arizona 85004. Christian J. Hoffmann, III, a partner of such firm, is one of the Company’s principal stockholders.

DESCRIPTION OF BUSINESS

Introduction

In the first quarter of 2000, True Gravity Enterprises, Inc. (“TGE”), our former parent company and the licensor of our products to us, became aware of the demand for vibration isolation products in the high-end audio and video market. TGE designs and manufactures vibration isolation devices for use in high-end applications. These products are sold through a wholly-owned subsidiary called Vistek Inc. In response to the demand, TGE developed a bearing called the Media Isolation Bearing Series 1.0 (the “MIB 1.0”). In August 2001, TGE incorporated us as its wholly-owned subsidiary to promote the sale of Aurios MIB products. We ceased being a wholly-owned subsidiary of TGE in June 2007 and TGE ceased being a shareholder of the Company on December 31, 2007.

Since 2001 and the development of the MIB 1.0, we have refined the product design and manufacturing processes. As a result, we introduced the Series MIB 1.1, the Series MIB 1.2, the Isotone and the PRO Media Isolation Bearings.

Our experience has led us to select three bearings, the Classic MIB, the Isotone MIB, and the PRO MIB, as our products. The Classic MIB and the PRO MIB bearings may be augmented with an additional level of isolation that is placed on top of these bearings.

Our annual sales have declined from approximately $255,000 in 2001, on an unaudited basis, to current levels. The initial downward trend in sales was due to a poor working relationship with our first distributor. Payment from this first distributor was slow and we wrote off approximately $75,000 (unaudited) worth of returned inventory in 2003. We then attempted to sell the product directly and were not successful. The next distributor we selected was too small to sell a large quantity of product. By mid-2004, we only had one distributor, located in Chicago, with whom we continue to work. We have done little to support the product line since 2004 due to a lack of resources.

Business Strategy

We believe we can increase the sales of our products through a three-pronged strategy. First, we intend to introduce and promote new products to keep the Aurios name and products prominent in the audiophile market, which includes the home theater market. Second, we plan to promote sales of our products on-line with a new web site to capitalize on the popularity of social networks and on-line sales promotional tools. Finally, we plan to strengthen our distributor network both domestically and internationally.

We will employ our business strategy at low cost in an effort to preserve our capital. We plan to form strategic partnerships with manufacturers under which they would provide their manufacturing services for a competitive fee. In addition, we plan to form strategic partnerships with distributors under which they would provide their sales and distribution services at a competitive fee or earn a fee as a percentage of a transaction. If we utilize the latter approach, we will not incur any costs until we make a sale. Due to the current economic downturn and slow sales, we have not finalized any strategic partnerships with manufacturers or distributors. We are selling our current inventory and plan to order new inventory as sales dictate. We believe that distributors will continue to order limited quantities of our products; however, due to the economic downturn, we have suspended our plans to increase inventory for our distributors until market conditions improve. We have no written agreements with our manufacturers.

New Product Development. We intend to introduce one or two new products into the audiophile market. By introducing new products, we aim to maintain our position as a product leader and innovator in the audiophile market. The two new products include a speaker shelf incorporating Aurios bearings and a speaker tune-mass-damper.

The shelf product incorporates four bearings, and will be protected by the patent we license from TGE. The shelf will be positioned on the floor and provide the same level of isolation as our bearings product. TGE developed the initial prototype and, based on our tests, it has proven effective at isolating sensitive components from vibrations. We have asked TGE to make some cosmetic changes to the shelf to achieve the aesthetic look and feel required and expected in the high-end audio-video market. TGE has committed to delivering the next prototype by the end of the second quarter of 2009.

The speaker tune-mass-damper is designed to be placed on top of a speaker. A tune -mass -damper prevents unwanted resonance by tuning a structure off its own natural frequency. Our tune -mass-damper will incorporate the patented technology we license from TGE. The initial prototypes of the tune-mass-damper have been developed. Our next step is to design and develop the packaging for the tune-mass-damper. We intend for the final product development of the tune-mass-damper to be complete by the end of the second quarter of 2009.

We plan to deliver samples of the two new products to Stereophile magazine and other audiophile focused print and online magazines for their review. These media outlets regularly review products and can help build interest and demand for a product. One of our new products is currently available on our website and the other new product will be available later in 2009.

TGE manufactured the prototypes for our two new products as part of its obligation under our management fee arrangement. We incur no expenses until the final products are finished, then we purchase components for the manufacture of finished products for resale and as samples for product reviewers, such as Stereophile magazine and other media outlets as discussed above. Consequently, we can develop these new products at minimal cost. We anticipate spending approximately $2,500 on samples of our two new products. In addition, we will spend approximately $2,500 on inventory for the new products so we have product readily available for resale.

On-line Marketing. We have developed a new web page. To accomplish this task, we selected a website developer, Gatesix Inc., located in Phoenix, Arizona. The web page employs the latest flash technology giving the web page a more current look and feel. We intend to have the web page utilize a revolutionary shopping cart developed by Ustrive2, Inc. (“Ustrive2”). Ustrive2 develops innovative on-line selling tools. The shopping cart on our web page was developed with Ustrive2 technology on display at www.cartfly.com. The shopping cart is unique because it can be easily embedded into other web pages, including the social networking sites such as Facebook and MySpace.

Since our on-line store (the shopping cart) can be embedded in an infinite number of sites, we intend to develop an affiliate program. Under this program, we will arrange for individuals and companies to embed the Aurios shopping cart on their web pages. When a purchase is made at our store, we will share a portion of our net profits with such individual or company. Ustrive2 is finalizing the technology required to make our affiliate program function and it intends the technology to be complete by the end of the second quarter of 2009. We have made little effort to date to establish the affiliate program.

We anticipate investing approximately $7,500 on a new web page. The technology that Ustrive2 is developing is made available at no initial cost to users, like us. Ustrive2 earns a transactional fee when we make a sale utilizing one of its tools. Therefore, we can employ these new tools at little to no cost to us.

Strengthened Distribution. We intend to identify strong, high-end brick and mortar distributors within the major metropolitan regions in the United States and provide these distributors with aggressive pricing to give them incentive to embed our shopping carts on their web sites. Through integrating our on-line sales and marketing approach with that of our distributors, our distributors will continue to market our products without fear that potential customers can simply by-pass them and purchase directly from us. Recently we engaged a distributor in the Netherlands (Music Matters, www.music-matters.org). Sales from this distributor have been steady and are expected to grow in the second half of 2009 in response to the distributor’s independent advertising. Revenues from sales to Music Direct for fiscal year 2007 and 2008 totaled $14,028 and $10,878, respectively. We can negotiate distributions agreements telephonically and through the exchange of documents on-line. Thus, we can manage our relationship with the distributor in the Netherlands without incurring travel costs.

Market and Industry Overview

The market for audio component vibration isolation products is audiophiles. While audiophiles may be relatively few in number when compared to the general public, they are typically high income, college educated, professionals who are willing to pay a premium for even the slightest improvement in sound and video quality.

The market for audiophile accessories is limited by the number of audiophiles. These customers tend to want the best and most current product available. After a few years on the market, a new accessory or product ceases to be “new” and then the product cannot command the same premium. In this type of market, manufacturers must either transition the product into the broader mass market or continually introduce new products or variations on previous products to maintain their reputation as being innovative and on the cutting-edge of technology.

The demand for high performance entertainment electronics is fueled by the consumer’s desire for a more realistic and involving sound experience when watching television, movies or when listening to music. The higher resolution, range and dynamic power of contemporary consumer’s audio and video systems reveal critical sound subtleties that were masked by older technologies. We believe that consumers are demanding products capable of providing a more fulfilling audio experience and are searching for products that can deliver movie theater quality and more authentic sound to their home theaters. This demand and interest in sound quality has lead to new product development in the industry aimed at assisting the consumer secure the desired heightened entertainment experience. We believe that we can tap the growing home theater market to increase sales of our products as consumers demand larger, better quality screens and theater-quality sound for their home theaters.

Isolating entertainment media sources, such as CD players, turntables, DVD/Laserdisc video players, speakers, amplifiers and high-resolution televisions, from vibrations improves the quality of sound reproduction. While sound reproduction is enhanced through reducing the transmission of vibrations from the environment into the audio component, a significant benefit also results from removing the vibration energy created by these audio components that would otherwise reverberate and distort sound reproduction.

Our Technology

Most vibration isolation products on the market today deal with the problem of vibration by dampening the vibration energy. In dampening the vibration energy, such energy is converted to heat and this energy conversion dampens the vibrations and alters the reproduced sound. The effect is a softening of the sound and is analogous to the effect a filter on a camera would have on the picture quality of a photograph.

Our technology conserves energy and does not convert the energy to heat. By conserving energy, the vibrations are removed and the sound quality is sharpened, not softened. To the audiophile, the sharpening effect produces a truer sound than sound reproduced with the sound dampening products on the market.

The Products

We offer three Media Isolation Bearings: the Aurios Pro Max Media Isolation Bearing, the Aurios Classic Media Isolation Bearing and the Aurios Isotone Media Isolation Bearing. We sell the last of the foregoing products to one distributor and it is a variation of the Classic Bearing. The manner in which the bearings alter body wave transmissions is a function of material selection, surface harness, and material volume, to name just a few of the parameters that will impact how the sound/image is reproduced.

The Pro Max replaces the Aurios Pro bearing, and is engineered to offer the same performance and at an attractive wholesale price: $250 to $395 at the wholesale level for a package of three. The size of the Pro Max is approximately one inch high and two and one-half inches in diameter. The Pro Max:

•	re-configures the effective mass of the original Pro bearing and adds 2% more mass to the critical wave pathway;

•	reduces the critical surface contact areas by 25%, thus enhancing the level of decoupling; and

•	reduces costs through its new symmetrical design.

The Pro Max is the largest bearing that we offer and is ideal for large speakers. These bearings can be used in a home, in a recording studio and on stage. The weight capacity per bearing is 500 lbs (227 kgs). The Pro Max can be used under DVD/CD players, amps, preamps, turntables and power conditioners.

The Aurios Classic Media Isolation Bearing lacks the girth of the Pro Max bearings. This slimmed down model is the most popular bearing in the Aurios product line. These bearings are also placed under amps, preamps, CD/DVD players, turntables, speakers and power conditioners. The price of the Classic is from $99 to $199 on a wholesale basis for a box of three. The size of the Classic is approximately one inch high and one and one-half inches in diameter.

License Agreement

TGE holds the patents respecting our products in the United States and Taiwan. An application is pending in Japan. TGE also holds a federally registered trademark respecting the “Aurios” name used in connection with the products. We have a non-exclusive worldwide license from TGE to produce the Aurios Pro Max Media Isolation Bearing, Aurios Classic Media Isolation Bearing and the Aurios Isotone Media Isolation Bearing, and to sell these products under the Aurios name. We pay a royalty of 5% of our net sales to TGE for this license, with a minimum annual royalty of $2,500. This license with TGE automatically renews every two years as long as total royalty payments exceed $2,500 each year, unless we do not pay TGE the minimum annual royalty or unless the agreement is terminated: (i) due to a material breach that is not cured within 60 days of notice of such breach; (ii) by written statement by one of the parties of such party’s inability or unwillingness to perform pursuant to the terms and conditions of the license agreement; or (iii) due to a change of control or ownership or control of one party by or to any third party who is a competitor of the other party.

Sales and Marketing

Historical Review

From the early stages of our product development from the first quarter 2000 through 2002, we sold our product through a single master distributor. This distributor was responsible for advertising, delivering samples to influential product reviewers and selling the product downstream. This single distributor would select regional storefronts through which the product would be re-sold. We supported this distributor with a web site and a limited number of samples.

The relationship with this distributor deteriorated as a result of slow payment and non-payment by the distributor’s customers. Beginning in 2003, we sold our product directly while we searched for a new distributor. Sales were made to resellers within in the United States.

In the second quarter 2003, we selected a new national distributor. Unfortunately, this distributor was too small and could not purchase a sufficiently large volume of our product to justify the discounted price we were offering it. Therefore, in the second quarter 2004, we terminated our relationship with this distributor and abandoned our approach of using a single master distributor.

Since the second quarter 2004, we have sold to a variety of resellers and end users. In every instance, the price charged is a function of the volume purchased. Consequently, resellers buying in volume will pay a lower price than an end user purchasing product for his needs only. In the second quarter 2004, we only had one distributor, located in Chicago, with whom we continue to work. While we have done little to support the product line since 2004 through late 2007 due to lack of resources, we have added a few foreign distributors through whom we have received intermittent sales. Sales outside the Unites States constitute approximately 20% of total sales.

New Sales and Marketing Strategy

The funds we raised in 2007 will allow us to reinvigorate our approach to marketing. To date we have spent $39,340 of the funds we raised in 2007 on marketing and we intend to spend approximately $20,000 of such funds on marketing in 2009. We plan to employ a strategy of developing an online sales and marketing approach, such as the use of search engine optimization and the purchase of banner advertisements, that will be integrated with that of a strengthened distributor network. We believe that the introduction of new products will bring new visibility to the Company.

As with most markets, the internet has impacted the audiophile market tremendously. Before the internet, manufacturers typically distributed their products through brick-and-mortar storefronts that primarily sold high-end, specialty stereo systems. Stores were encouraged to carry an inventory of products so they could quickly service their customers. A manufacturer could conceivably sell to thousands of specialty stores.

Initially, the internet made it difficult to bring audio products to the market through storefronts because these stores would not carry inventory. The storefronts would only carry a sample of the product and then place orders as needed. This distribution structure evolved because audiophiles could purchase audio accessories either directly from the manufacturer online or from internet based companies with little overhead, and therefore, pay a lower price for the product. Consequently, it was not practical to support a network of storefronts because the distributors were reluctant to support a product if they feared the manufacturer could easily go around them with online sales through the company’s web page.

Consequently, in the early stages of the internet, storefronts were threatened by the internet. The storefronts that survived did so by selling expertise. The internet brought an explosion of smaller manufacturers to the market. The storefronts became the trusted advisor that an audiophile could turn to for help in distilling all the information regarding the products offered in the audiophile market. Furthermore, in-home audio/video systems have become very complicated and support beyond installation is now often required.

The role of the storefront as the trusted advisor was enhanced by the popularity of blogs and other “social networking” websites that have developed as the internet has evolved from a static source of information to a dynamic, organic medium for the exchange of information. Over the last several years, we believe that the internet experienced a paradigm shift. In the internet’s infancy, information online was created, controlled and pushed from one side of the web to its users. We believe that the internet has evolved into an entirely different environment coined “Web 2.0.” In the current Web 2.0 world, websites are dynamic, non-static and many are built on the contributions of millions of participants. This content developed by those who do not own the web site is called user-generated content.

Social networks, blogs and other user-generated content sites have provided the most dynamic new aspects of this Web 2.0 world. According to Dow Jones Newswires article “Facebook Surpasses MySpace To Become Social-Networking King” dated August 13, 2008, “[t]he number of social-network users grew 9% in North America but leapt 25% globally to 580.5 million people.” In the “social network web” environment, millions of people now network, browse content and build extensive online contacts.

The “social network web” is comprised of internet users who want to communicate quickly with large audiences. As a result, social networking has completely altered the way online information and media is exchanged. Furthermore, small budget merchants that embrace blogging and social networking can build extremely effective advertising campaigns. These marketing campaigns are referred to as “viral” campaigns.

We intend to capitalize on these changes and have developed a new web page. We have developed a MySpace page (see www.myspace.com/aurios) and our web page allows others to post used audio equipment for sale through such Myspace page. Our Myspace page and our used audio equipment section of our website are both low-cost methods that we are employing to increase our visibility and advertise our products. In addition, we intend to have our web page utilize a viral shopping cart that can be shared and embedded on any web page. We intend to share the net profits we receive with the individuals and companies when we sell our product through their web pages.

We plan to have our web page host one or more blogs authored and maintained by individuals who carry influence within the audio/video market. We will receive the benefit of traffic to the blog and the blogger receives the benefit of traffic to our web site. Hosting a blog is a low-cost method we intend to employ to draw traffic to our web site. To date we have not approached any individuals to host a blog on our website. We are interviewing search engine optimization firms, but have not made a selection yet. Our objective in retaining a search engine optimization firm is that it will help us identify and attract individuals who carry influence within our industry to author a blog hosted on our website.

We intend to integrate our website with those of our distributors by embedding our shopping cart on the distributors’ websites. When a sale of our product is made through one of such websites, we will pay the distributor a fee based on a percent of the transaction amount for allowing placement of our shopping cart on the distributor’s website. We will carry out the order fulfillment function.

Competition

There are numerous other companies, including Kinetics Systems, Inc., Bright Star, Audioquest, Final Labs and Symposium, that are engaged in the business of manufacturing or selling vibration isolation products. Many of these companies have substantially greater resources than we do and enjoy established production facilities and processes, market presence, distribution networks and market share. It is likely that any or all of these other companies are in the process of, and have allocated substantially more resources in, developing their own products that are or would be competitive with our products.

The isolation products available include rubber feet, conical metal feet, constrained layer shelving, air isolation platforms, corkboards, and various roller bearing products. The companies selling these products range from national manufacturers of air isolation bearings and tables to small proprietorships.

The following summarizes certain of the principal competitive products available:

Townshend Audio Seismic Sinks:	Pneumatic (passive) platform, which is a constrained layer of a composite of steel and Isodamp rubber. It uses air bladders to cut the transmission of vertical vibrations.

Vibraplane Platform:	Manufactured by Kinetics Systems, Inc. and sold by Sounds of Silence, which is in Nashua, New Hampshire.

Bright Star:	Wood platforms resting on a sand-filled base. The product dampens the energy, but does not convert it.

Audioquest:	A variety of cone and ball shaped feet manufactured by Sorbethane.

Final Labs:	Japanese company that manufactures the Daruma roller bearing. It sells in the United States market through an importer in Miami.

Symposium Roller Blocks:	This is a very small United States company with a roller-type bearing product. Applications are limited by weight carrying capacity of bearing and construction.

Patents

TGE filed for patent protection in Japan (Patent Application Number 2002-507194), and TGE owns the following patents on an invention titled “Mechanical Signal Filter” which protect the Aurios Pro Max and Aurios Classic Media Isolation Bearings. TGE filed for patent protection in Japan (Patent Application Number 2002-507194), and TGE owns the following patents on an invention titled “Mechanical Signal Filter” which protect the Aurios Pro Max and Aurios Classic Media Isolation Bearings.

Country	Patent Number	Date Filed	Date Issued	Expiration Date
USA	6,520,283	6/29/2001	2/18/2003	6/29/2021
Taiwan	I235798	6/29/2001	4/14/2005	6/29/2021

Under our license agreement with TGE, TGE has the right to enforce and defend the patents from infringement and to bear the associated costs. There can be no assurance that any of TGE’s pending or future patent applications will be issued with the scope of the claim sought, if at all. There also can be no assurance that any patents TGE may obtain will not be invalidated, circumvented or challenged. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to TGE’s technology or design around any patents it owns. Unauthorized parties may attempt to copy aspects of the Aurios products or to obtain or use information that we or TGE regard as proprietary. In addition, the laws of some foreign countries do not protect patent rights as fully as do the laws of the United States. There can be no assurance that TGE’s means of protecting the foregoing proprietary rights in the United States or abroad will be adequate or that others will not independently develop similar or superior technology.

Employees

We have no employees. We plan to outsource our principal functions until we achieve a scale that requires us to reconsider this business model. TGE provides administrative support and personnel to us at $1,500 per month under an administration services/rental agreement that expires on December 31, 2009.

DESCRIPTION OF PROPERTY

Our executive office consists of approximately 500 square feet and is located at 1741 W. University Drive, Suite 146, Tempe, AZ 85281. This office space is provided to us by TGE as needed and the $1,500 monthly administrative fee we pay to it includes a charge for our rent.

LEGAL PROCEEDINGS

We are not involved in any pending litigation, legal proceedings or claims.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

There is no public market for our common stock. We intend to have our common stock included for trading on the OTC Bulletin Board, provided that we can have a market maker file an application on our behalf, or other public market after the registration statement, of which this prospectus is a part, becomes effective.

The selling security holders will sell their shares of our common stock at $0.15 per share. If eventually our common stock is listed on the OTC Bulletin Board or on any other public market, the selling shareholders will sell their shares at the prevailing market prices or at privately negotiated prices. There can be no assurance that we will find a market maker to file an application to include our common stock in the OTC Bulletin Board.

None of the issued and outstanding shares of our common stock is subject to options or warrants. Our Preferred Stock is convertible into our common stock. As of December 31, 2008, there were 896,000 shares of our common stock outstanding and 460,000 shares of Preferred stock that is convertible into 460,000 shares of common stock. We are registering 77,200 shares of our outstanding common stock and 122,800 shares of common stock issuable upon the conversion of the Preferred Stock in this registration statement.

Holders of Common Stock and Preferred Stock

We had approximately 26 shareholders of record of our common stock and Preferred Stock as of April 20, 2009.

Dividend Policy

We have not declared or paid cash dividends on our shares of common stock. The holders of the shares of common stock purchased pursuant to this prospectus will be entitled to non-cumulative dividends on the shares of common stock, when and as declared by our board of directors, in its discretion. We intend to retain all future earnings, if any, for our business and do not anticipate paying cash dividends in the foreseeable future.

Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and such other factors as our board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2008.

Plan category	No. of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	No. of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	250,000	$-0-	250,000
Equity compensation plans not approved by stockholders	-0-	-0-	-0-

Total	250,000	$-0-	250,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATION

The following discussion should be read in conjunction with our Financial Statements and notes thereto appearing elsewhere in this registration statement. The following discussion contains forward-looking statements, including, but not limited to, statements concerning our plans, anticipated expenditures, the need for additional capital and other events and circumstances described in terms of our expectations and intentions. You are urged to review the information set forth under the captions for factors that may cause actual events or results to differ materially from those discussed below.

Overview

We were formed in August 2001 by our former parent, TGE. Our corporate offices are located at 1741 W. University Drive, Suite 146, Tempe, Arizona 85281 and our telephone number is (602) 426-1211.

We produce, market and distribute vibration isolation products to the high-end audio and video markets in the United States and in certain foreign countries. Our products are the Classic MIB, the PRO MIB and the Isotone.

Our vibration isolation products produce superior sound quality by sharpening, not softening, the sound. Our products are protected by patents both in the United States and Taiwan, and a patent is pending in Japan. TGE owns the patents relating to our products and it has granted us a non-exclusive world-wide license to sell the products under the patents and to use the Aurios trademark in connection with the products. The license automatically renews for every two years as long as we are in compliance with its terms. We pay TGE a royalty of 5% of our net sales for the license. Our minimum royalty payment under the license is $2,500 per year. We outsource the manufacture of our products to several qualified machine shops in the Phoenix metropolitan area.

For the Years Ended December 31, 2008 and 2007

Results From Operations

Revenues

Since our inception, our activities have focused on product and market development with a nominal level of operations. Revenues for the year ended December 31, 2008 and December 31, 2007 were $22,663 and $23,686, respectively. Sales declined as a result of lack of capital and reduced promotional efforts.

Most of our sales are made through audio equipment distributors, with the balance being direct retail sales. For the period ending December 31, 2008, 48% and 10% of sales were made through distributors, Music Direct and Absolute Hi End, respectively. For the period ending December 31, 2007, 59% and 12% of sales were made through distributors, Music Direct and Galen Carol, respectively. No other customer accounted for more than 10% of sales in either period.

Cost of Sales

The cost of sales on units sold for the fiscal year ended December 31, 2008 totaled $9,825 (43% of revenues) on the products, as compared to $11,132 (47% of revenues) for the fiscal years ended December 31, 2007. The cost of sales for the fiscal year ended December 31, 2008 was lower than for the same period in 2007 due to declining sales.

Gross Margin

Gross margin for the fiscal year ended December 31, 2008 was $12,838 (57% of revenues) as compared to $12,554 (53% of revenues) for the fiscal year ended December 31, 2007.

Operating Expenses

All selling and operating expenses, as well as research and development expenses, are incurred through a contractual relationship with TGE. TGE performs these services under an administrative services agreement with us. These expenses were $18,000 in the fiscal years ended December 31, 2008 and 2007. In the fiscal year ended December 31, 2008, we had additional expenses consisting of legal expenses of $30,315 and accounting expenses of $38,685 related to preparing us to become publicly held. In the fiscal year ended December 31, 2007, we had additional expenses consisting of legal expenses of $5,049 and accounting expenses of $1,870.

Interest Expense. Interest expense was $3,940 and $3,640 for the fiscal years ended December 31, 2008 and 2007, respectively, an increase of $300. The interest expense increased for the fiscal year ended December 31, 2008 because the interest was compounded.

Income Tax Provision

The Company had a potential tax benefit provision of approximately $33,000 and $6,300 for the years ended December 31, 2008 and 2007, arising from net operating losses. The Company has fully reserved against these benefits due to the uncertainty of its realization.

Net Loss

For the reasons listed above, for the fiscal years ended December 31, 2008 and 2007, we recorded net loss of $83,427 and $16,154, respectively, an increase of our net loss of $67,273.

Basic and Diluted Loss per Share

The basic and diluted loss per share were <$0.09> and <$0.03> for the fiscal years ended December 31, 2008 and 2007, respectively, for the reasons previously noted.

Liquidity and Capital Resources

Our auditors have rendered a going concern opinion. We provided for our cash requirements in the fiscal year of 2008 with the capital we raised in 2007 through the sale of Preferred Stock in a private placement, yielding $115,000 in gross proceeds. We believe we have sufficient capital to operate for the next twelve months. To meet our need for cash after that point, we will use our cash reserves and we plan to generate operating income through increased sales. We can make no assurances that we will be successful in this regard. If our revenues do not increase and our cash flow is not positive or not sufficient to meet our working capital needs, we will need to seek to raise capital through the sale of our equity or debt securities. We have no commitments for obtaining such financing and there can be no assurance that we could obtain the necessary funds or obtain them on terms favorable to us. Any future financing may be on terms that substantially dilute the ownership interests of present shareholders. If we are unable to raise sufficient additional capital as necessary, we may have to suspend or contract operations or cease operations entirely.

We do not anticipate we will have any large capital requirements over the next twelve months. In addition, we have relationships with third parties who will manufacture small quantities of our products quickly and charge us the same lower prices as we would be charged for larger orders, particularly in this economic environment. Accordingly, we believe we can continue to place smaller orders with a number of such manufacturers at favorable prices and will not have to incur the cost of surplus inventory. We work with five manufacturers.

As of December 31, 2008, we had working capital of $52,411 and $44,121 of long-term debt.

Capital Commitments

We had no material commitments for capital expenditures.

Controls and Procedures

In connection with the preparation of this registration statement, we carried out an evaluation under the supervision and with the participation of our management, including the President and Chief Financial Officer, as of December 31, 2008 of the effectiveness of the design and operation of our internal disclosure controls and procedures. Based upon this evaluation, these officers concluded that, as of December 31, 2008, our controls and procedures were effective. We did not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of the company’s registered public accounting firm due to the transition period established by rules of the Securities Exchange Commission for newly public companies.

Code of Ethics

A copy of our Code of Ethics may be obtained by sending a written request to us at 1741 W. University Drive, Suite 146, Tempe, AZ 85281, Attn: Paul Attaway.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements as of December 31, 2008 and December 31, 2007.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles. Preparation of the statements in accordance with these principles requires that we make estimates, using available data and our judgment, for such things as valuing assets, accruing liabilities and estimating expenses. The following is a discussion of what we feel is the most critical estimate that we must make when preparing our financial statements.

Recoverability of Inventory. We assume that our inventory can be sold for at least its carrying cost.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There are no such disagreements or changes.

Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133” (“SFAS 161”). SPAS 161 expands quarterly disclosure requirements in SFAS 133 about an entity’s derivative instruments and hedging activities. SFAS 161 is effective for fiscal years beginning after November 15, 2008. The Company is currently assessing the impact of SFAS 161 on its’ financial statements, however, we do not believe the adoption of SFAS 161 will have a material impact on our financial statements.

In May 2008, the FASB issued SPAS No. 162, “The Hierarch of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS 162 is effective 60 days following the SEC’s approval of the Public Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The implementation of this standard will not have a material impact on our financial position and results of operations.

In June 2008, the FASB ratified EITF Issue No. 08-3, “Accounting for Lessees for Maintenance Deposits Under Lease Arrangements” (“EITF 08-3”). EITF 08-3 provides guidance for accounting for nonrefundable maintenance deposits. It also provides revenue recognition accounting guidance for the lessor. EITF 08-3 is effective for fiscal years beginning after December 15, 2008. The implementation of this standard will not have a material impact on our financial position and results of operations.

In June 2008, the FASB ratified EITF Issue No. 08-3, “Accounting for Lessees for Maintenance Deposits Under Lease Arrangements” (“EITF 08-3”). EITF 08-3 provides guidance for accounting for nonrefundable maintenance deposits. It also provides revenue recognition accounting guidance for the lessor. EITF 08-3 is effective for fiscal years beginning after December 15, 2008. The implementation of this standard will not have a material impact on our financial position and results of operations.

In September 2008, the FASB issued FSP 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (“FSP 133-1 and FIN 45-4”), FSP 133-1 and FIN 45-4 amends and enhances disclosure requirements for sellers of credit derivatives and financial guarantees. It also clarifies that the disclosure requirements of SFAS No. 161 are effective for quarterly periods beginning after November 15, 2008, and fiscal years that include those periods. FSP 133-1 and FIN 45-4 is effective for reporting periods (annual or interim) ending after November 15, 2008. The implementation of this standard will not have a material impact on our financial position and results of operations.

In September 2008, the FASB ratified EITF Issue No. 08-5, “Issuer’s Accounting for Liabilities Measured at Fair Value With a Third-Party Credit Enhancement” (“EITF 08-5”). EITF 08-5 provides guidance for measuring liabilities issued with an attached thirdparty credit enhancement (such as a guarantee). It clarifies that the issuer of a liability with a third-party credit enhancement (such as a guarantee) should not include the effect of the credit enhancement in the fair value measurement of the liability. EITF 08-5 is effective for the first reporting period beginning after December 15, 2008. The implementation of this standard will not have a material impact on our financial position and results of operations.

In October 2008, the FASB issued FSP 157-3 “Determining Fair Value of a Financial Asset in a Market That is Not Active” (“FSP 157-3”). FSP 157-3 clarified the application of SFAS No. 157 in an inactive market. It demonstrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The implementation of this standard did not have a material impact on our financial position and results of operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names, positions and ages of our directors and executive officers. Our directors were elected by the unanimous written consent of our stockholders in lieu of a meeting. Our directors are typically elected at each annual meeting and serve for one year or until their successors are elected and qualify. Officers are elected by our board of directors and their terms of office are at the discretion of our board.

Name	Age	Position With Company
Paul Attaway	46	President, Chief Financial Officer and Director
Timothy Louis	45	Secretary, Treasurer and Director

Paul Attaway has served as an officer and director of the Company since its incorporation in August 2001. In 1997, Mr. Attaway founded True Gravity Enterprises, Inc., a privately held corporation that designs and manufactures vibration control solutions for the semiconductor and life science industries, and he has been its principal shareholder and executive officer since then. He practiced law for two years from 1988 to 1990 in Phoenix, Arizona with Streich Lang Weeks & Cardon. From 1990 to 1995, he worked for a family business, MM Systems Corporation, which manufactures and sells building materials worldwide. From 1995 to 1997, Mr. Attaway left the family business and started Tekton Inc., a privately held corporation that designs and manufactures seismic isolation systems for network server racks. Mr. Attaway sold Tekton, Inc. in 2004. Mr. Attaway holds a B.S.B.A. with a major in finance from Georgetown University and a J.D. from the University of Georgia School of Law. Mr. Attaway divides his time between TGE and the Company as the two businesses require in a manner sufficient to discharge his fiduciary duties to both entities.

Timothy Louis has served as an officer and director of the Company since July 2004. Since 1995, Mr. Louis has been the principal of Desert Capital Investments, L.L.C., a venture capital investment firm. Its venture investments include Frye-Louis Capital Management, Mobility Electronics, The Schirf Brewing Company, TGE, The rSmart Group, BH USA and PIVOT Cycles, Inc. He has served as a board member of companies such as Johnson Polymer, Inc (an affiliate company of S.C. Johnson Wax) and non-profit companies such as A.T. Still University, Desert Voices Oral Learning Center and The Phoenix Art Museum. Since 2001 he has served as the Vice President - Finance at The rSmart Group, a provider of enterprise open source applications in the global education software and services market. From 1990 to 2002 he was an owner/director of Frye-Louis Capital Management, Inc., a high net worth family asset management firm based in Chicago. The firm was sold to Credit Suisse Private Bank in 2002. Mr. Louis has a B.S. in Communication Disorders and a M.A. in Audiology and Hearing Impairment from Northwestern University, and a M.B.A. in Financial Management and Markets from Arizona State University.

Until further determination by the board, the full Board of Directors will undertake the duties of the Audit Committee and Compensation Committee of the Board of Directors.

EXECUTIVE COMPENSATION

The table below sets forth all cash compensation paid or proposed to be paid by us to the chief executive officer and the most highly compensated executive officers, and key employees for services rendered in all capacities to us during fiscal years 2008 and 2007.

Summary Compensation Table

Name (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

Paul Attaway, President and Chief Financial Officer	2008 2007	No compensation paid or options issued

Timothy Louis, Secretary and Treasurer	2008 2007	No compensation paid or options issued

Mr. Attaway and Mr. Louis received no compensation in 2008 and 2007. Mr. Attaway will receive a salary at the annual rate of $20,000 after our revenues exceed an annual rate of $75,000.

Compensation Policy. Our executive compensation plan is based on attracting and retaining qualified professionals who possess the skills and leadership necessary to enable us to achieve earnings and profitability growth to satisfy our stockholders. We must, therefore, create incentives for these executives to achieve both company and individual performance objectives through the use of performance-based compensation programs.

No one component is considered by itself, but all forms of the compensation package are considered in total. Wherever possible, objective measurements will be utilized to quantify performance, but many subjective factors still come into play when determining performance.

Compensation Components. We expect that the main elements of our compensation package will consist of base salary, stock options and bonus.

Base Salary. The base salary for each executive officer will be reviewed and compared to the prior year, with considerations given for increase. During 2008 and 2007 the executive officers received no compensation. As we grow and if financial conditions continue to improve, we plan to establish base salaries for all executive officers and to review them periodically for possible adjustments. At the appropriate point, we will base salary adjustments on both the individuals and our performance and will include both objective and subjective criteria specific to each executive’s role and responsibility with us.

Stock Options. No stock options were issued to our officers during fiscal years 2008 and 2007.

Bonuses. To date, we have not granted bonuses. When considered, our bonuses will be related to meeting certain performance criteria that are directly related to areas within the executive’s responsibilities with us, such as production of product and sales of product to customers. If we grow, we will create a more defined bonus program to attract and retain our employees at all levels.

Other. At this time, we have no profit sharing plan in place for employees. However, this is another area of consideration to add such a plan to provide yet another level of compensation to our compensation plan.

Stock Options. The board of directors adopted the 2007 Stock Option and Restricted Stock Plan (the “Plan”) on July 1, 2007 and the shareholders approved the Plan on July 8, 2007. The Plan authorizes us to issue up to 250,000 shares of our common stock upon exercise of options and grant of restricted stock awards. We have not issued any options under the Plan.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Paul Attaway	No outstanding equity awards.

Timothy Louis	No outstanding equity awards.

The table above indicates that no options were granted under the Plan to directors and officers in fiscal 2008.

Stock Option Plan

The board of directors adopted the Plan on July 1, 2007 and the shareholders approved the Plan on July 8, 2007. The Plan authorizes us to issue up to 250,000 shares of our common stock upon exercise of options and grant of restricted stock awards. We have not issued any options under the Plan.

The Plan authorizes us to grant (i) to the key employees incentive stock options to purchase shares of common stock and non-qualified stock options to purchase shares of common stock and restricted stock awards, and (ii) to non-employee directors and consultants non-qualified stock options and restricted stock. Our Board of Directors will administer the Plans by making recommendations to the board or determinations regarding the persons to whom options or restricted stock should be granted and the amount, terms, conditions and restrictions of the awards.

The Plan allows for the grant of incentive stock options, non-qualified stock options and restricted stock awards. Incentive stock options granted under the Plan must have an exercise price at least equal to 100% of the fair market value of the common stock as of the date of grant. Incentive stock options granted to any person who owns, immediately after the grant, stock possessing more than 10% of the combined voting power of all classes of our stock, or of any parent or subsidiary corporation, must have an exercise price at least equal to 110% of the fair market value of the common stock on the date of grant. Non-statutory stock options may have exercise prices as determined by our Compensation Committee.

The Compensation Committee is also authorized to grant restricted stock awards under the Plan. A restricted stock award is a grant of shares of the common stock that is subject to restrictions on transferability, risk of forfeiture and other restrictions and that may be forfeited in the event of certain terminations of employment or service prior to the end of a restricted period specified by the Compensation Committee.

Compensation of Directors

Directors who are neither our employees nor of our affiliates receive no cash compensation for serving on our Board of Directors. We have no independent directors but plan to appoint one or more after this registration statement is declared effective. We reimburse directors for any travel or other out-of-pocket expenses related to their service on the Board of Directors. When we add outside Board members we expect that they will receive compensation of options or shares of common stock of the Company for each year for their service on the Board of Directors and for serving without directors and officers’ liability insurance in place.

Director Compensation

Name (a)	Fees Earned Or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)

Paul Attaway, President, Chief Financial Officer and Director			No compensation paid or awards made in 2008 and 2007.

Timothy Louis, Secretary, Treasurer and Director			No compensation paid or awards made in 2008 and 2007.

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

We have no employment agreements with either Paul Attaway or Timothy Louis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 20, 2009, the number and percentage of outstanding shares of common stock beneficially owned by (a) each person known by us to beneficially own more than five percent of such stock, (b) each director of the Company, (c) each named officer of the Company, and (d) all our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(4)	Percent of Class Assuming Conversion of Preferred Stock(5)
Paul Attaway(3)	456,000	50.89	33.62
Timothy Louis	40,000	4.47	2.95
Ira J. Gaines	200,000	22.32	14.75
Christian J. Hoffmann, III(6)	200,000	22.32	14.75
All officers and directors as a group (two persons)	496,000	55.36	36.57

(1)	The address of these persons is c/o 1741 W. University Drive, Suite 146, Tempe, Arizona 85281.
(2)	The foregoing beneficial owners hold investment and voting power in their shares.
(3)	Paul Attaway owns 66% of the capital stock of TGE, which is a former shareholder of the Company and the Company’s former parent company.
(4)	Assuming 896,000 shares of common stock outstanding.
(5)	Assumes the conversion of the outstanding 460,000 shares of Preferred Stock into 460,000 shares of common stock.
(6)	Mr. Hoffmann is a partner of Quarles & Brady LLP, the legal counsel of the Company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS

AND CERTAIN CONTROL PERSONS

Paul Attaway is an officer, director and principal shareholder of the Company and the principal shareholder, director and an officer of our founder and former parent company, TGE. On June 11, 2007, Mr. Attaway purchased 455,000 shares of common stock of the company for $455, which is $0.001 per share. On December 31, 2007, Mr. Attaway purchased all 1,000 shares of common stock of the Company held by TGE for $250, which is $0.25 per share.

On June 11, 2007, Timothy Louis, an officer and director the Company, purchased 40,000 shares of common stock of the Company for $40, which is $0.001 per share. Also on June 11, 2007, Christian J. Hoffmann, III, a partner of Quarles & Brady LLP, legal counsel of the Company, purchased 200,000 shares of common stock for $.001 per share for a total of $200. On July 11, 2007, Ira J. Gaines, a principal shareholder of the Company, purchased 200,000 shares of common stock for $.05 per share for a total of $10,000.

The Company and TGE, its affiliate and former parent, entered into a license agreement on July 2, 2007, which is renewable on an automatic basis for additional consecutive three-year terms on certain conditions. Aurios pays a royalty of five percent (5%) of its gross sales to TGE under the terms of the license. Also under this license agreement, TGE licensed Aurios the right to produce, distribute and sell the Classic MIB and PRO MIB products and to use the Aurios trademark in connection with such products. Because Paul Attaway controls both TGE and Aurios as the principal shareholder of each company, the license agreement was not the result of arm’s length negotiations between the two companies. While Mr. Attaway believes the terms to be fair to each company, there can be no assurance in this regard. In the event of a dispute between Aurios and TGE in connection with the license agreement, Mr. Attaway will recuse himself from the dispute and let the other director(s) of both companies deal with the dispute. See “Description of Business - License.”

The Company and TGE, its affiliate and former parent, entered into an administrative services/rental agreement with TGE on January 1, 2007, which expired on December 31, 2008. Under such agreement, TGE performed certain administrative duties for Aurios and provided it office space as required at $1,500 per month. Aurios had one employee and contracted with TGE for all services. Paul Attaway controls TGE as its principal shareholder, and an officer and director.

The Company has a note payable to TGE in the amount of $44,121 as of December 31, 2008 and December 31, 2007, bearing interest at a rate of 8.25%. All outstanding principal and interest due and payable shall be paid on December 15, 2010. As of December 31, 2008 and December 31, 2007 there was accrued interest of $7,580 and $3,640, respectively.

The Company had a balance due from (to) TGE in the amount of ($454) and $1,057 at December 31, 2008 and December 31, 2007, respectively. These are considered short term in nature and non-interest bearing.

The Company and TGE, its affiliate and former parent, entered into an administrative services/rental agreement with TGE on January 1, 2009. Under such agreement, TGE performs certain administrative duties for Aurios and provides it office space as required at $1,500 per month. Aurios has no employees and contracts with TGE for all services. Paul Attaway controls TGE as its principal shareholder, and an officer and director.

During 2008 the Company paid $29,291 in legal services to a law firm in which a principal shareholder of the Company is a partner. The principal shareholder also performed or supervised a majority of the legal services performed for the Company.

DISCLOSURE OF COMMISSION POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Arizona Business Corporation Act, under which the Company is organized, permits the inclusion in the articles of incorporation of a provision limiting or eliminating the potential monetary liability of directors to a corporation or its shareholders by reason of their conduct as directors. The provision would not permit any limitation on or the elimination of liability of a director for disloyalty to his corporation or its shareholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under the Arizona Business Corporation Act. Accordingly, the provisions limiting or eliminating the potential monetary liability of directors permitted by Arizona law apply only to the “duty of care” of directors, i.e., to unintentional errors in their deliberations or judgments and not to any form of “bad faith” conduct.

The Articles of Incorporation of the Company contain a provision which eliminates the personal monetary liability of directors to the extent allowed under Arizona law. Accordingly, a shareholder is able to prosecute an action against a director for monetary damages only if he can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the amendment, and not “negligence” or “gross negligence” in satisfying his duty of care. Arizona law applies only to claims against a director arising out of his role as a director and not, if he is also an officer, his role as an officer or in any other capacity or to his responsibilities under any other law, such as the federal securities laws.

In addition, the Company’s Articles of Incorporation and Bylaws provide that it will indemnify its directors, officers, employees and other agents to the fullest extent permitted by Arizona law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, it has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought exists, and the Company is not aware of any pending or threatened material litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE TO GET MORE INFORMATION

It is our intent to become a reporting company under the Securities Exchange Act of 1934, as amended, upon the effectiveness of this Prospectus. You may obtain annual, quarterly, and special reports and other information that the Company files with the SEC. You may read and copy any document that it files with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

When we become a reporting company, our filings may also be accessed through the SEC’s website (http://www.sec.gov). We will provide a copy of any or all documents incorporated by reference herein (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this Prospectus is delivered, upon written or oral request to Aurios Inc., 1741 W. University Drive, Suite 146, Tempe, Arizona 85281; Telephone (602) 426-1211. Our website is www.aurios.net.

We will furnish record-holders of our securities with annual reports containing financial statements, audited and reported upon by our independent auditors, quarterly reports containing unaudited interim financial information and such other periodic reports as we determine to be appropriate or as may be required by law. If we are not required by law to deliver an annual report, we will voluntarily send an annual report with audited financial statements to our security holders.

AURIOS INC.

FINANCIAL STATEMENTS

For the Years Ended

December 31, 2008 and 2007

Report of Independent Registered Public Accounting Firm

To The Board of Directors of

Aurios Inc.

We have audited the accompanying balance sheets of Aurios Inc. as December 31, 2008 and 2007 and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aurios Inc. at December 31, 2008 and 2007 and the results of its operations, changes in stockholders’ equity (deficit) and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company has suffered recurring losses from operations and has negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Semple, Marchal & Cooper, LLP

Phoenix, Arizona

April 1, 2009

AURIOS INC.

BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$43,321	$115,806
Accounts receivable, net	5,437	—
Inventory	16,605	15,035
Due from related party	—	1,057

Total Assets	$65,363	$131,898

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,498	$—
Due to related party	454	—

Total Current Liabilities	12,952	—

Long-Term Liabilities
Accrued interest - related party	7,580	3,640
Note payable - related party	44,121	44,121

Total Liabilities	64,653	47,761

Stockholders’ Equity:
Convertible preferred stock - no par value; 10,000,000 shares authorized, 460,000 shares issued and outstanding at December 31, 2008 and 2007	115,000	115,000
Common stock - no par value; 90,000,000 shares authorized, 896,000 shares issued and outstanding at December 31, 2008 and 2007	10,795	10,795
Accumulated deficit	(125,085)	(41,658)

Total Stockholders’ Equity	710	84,137

Total Liabilities and Stockholders’ Equity	$65,363	$131,898

The Accompanying Notes are an Integral

Part of the Financial Statements

AURIOS INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31
	2008	2007
Sales	$22,663	$23,686

Cost of Sales	9,825	11,132

Gross Profit	12,838	12,554

General and Administrartive Expenses	92,234	25,068

Loss from Operations	(79,396)	(12,514)

Other (Income) / Expense
Interest Expense	3,940	3,640
Other Expense	91	—

	4,031	3,640

Net Loss	$(83,427)	$(16,154)

Loss per share - basic and diluted	$(0.09)	$(0.03)

Weighted average shares outstanding	896,000	482,329

The Accompanying Notes are an Integral

Part of the Financial Statements

AURIOS INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

Years Ended December 31, 2008 and 2007

	Common Stock		Convertible Preferred Stock		Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2006	1,000	$100	—	$—	$(25,504)	$(25,404)

Proceeds from issuance of common stock	895,000	10,695				10,695
Proceeds from issuance of preferred stock	—	—	460,000	115,000	—	115,000
Net loss for the year ended December 31, 2007	—	—	—	—	(16,154)	(16,154)

Balance at December 31, 2007	896,000	10,795	460,000	115,000	(41,658)	84,137

Net loss for the year ended December 31, 2008	—	—	—	—	(83,427)	(83,427)

Balance at December 31, 2008	896,000	$10,795	460,000	$115,000	$(125,085)	$710

The Accompanying Notes are an Integral

Part of the Financial Statements

AURIOS INC.

STATEMENTS OF CASH FLOWS

	December 31,
	2008	2007
Cash flows from operating activities:
Net Loss	$(83,427)	$(16,154)
Adjustments to reconcile net loss to net cash used by operating activities:
Changes in Assets and Liabilities:
Accounts receivable	(5,437)	—
Inventory	(1,570)	3,682
Accounts payable	16,998	—
Accrued interest - related party	3,940	3,640
Due to related party	(2,989)	(1,057)

Net cash provide (used) by operating activities	(72,485)	(9,889)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	10,695
Proceeds from issuance of preferred stock	—	115,000

Net cash provided by financing activities	—	125,695

Net change in cash and cash equivalents	(72,485)	115,806

Cash and cash equivalents at beginning of period	115,806	—

Cash and cash equivalents at end of period	$43,321	$115,806

Supplemental Information:
Interest paid	$—	$—

Income taxes paid	$—	$—

The Accompanying Notes are an Integral

Part of the Financial Statements

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS

Note 1

Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates

Nature of Corporation

Aurios Inc. (the “Company”) is a Corporation which was duly formed and organized under the laws of the State of Arizona on August 7, 2001. The principal business activity of the Company is the marketing of vibration and motion control technology into the audio/video markets. The Company’s sales occur throughout the United States and internationally. Aurios is a former wholly-owned subsidiary of True Gravity Enterprises Inc. (“TGE”). On December 31, 2007, the principal shareholder of the Company, who is also a director and officer of the Company, purchased all of the stock of the Company owned by TGE. Through June 30, 2007, TGE paid all Company expenses including payroll and vendors. It charged the Company $1,500 per month as a rent and management fee and also charged the intercompany account for vendor payables. Beginning June 30, 2007, the Company began paying its vendors directly, but continued to contract with TGE for rent and for services performed by TGE. TGE continues to charge the Company $1,500 per month for the rent and management services.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company derives its revenues primarily from the sale of vibration and motion control devices through sales on the Company’s website and its distributors. Revenues are recognized at the time the sale is completed and shipped. Once shipped, title to the products, as well as the risks and rewards of ownership, passes to the customers.

Cash and Cash Equivalents

For financial accounting purposes, cash and cash equivalents are considered to be all highly liquid investments purchased with an initial maturity of three (3) months or less.

Accounts Receivable

The Company provides for potentially uncollectible accounts receivable by use of the allowance method. The allowance is provided based upon a review of the individual accounts outstanding, and the Company’s prior history of uncollectible accounts receivable. As of December 31, 2008 and December 31, 2007 there was no provision for uncollectible trade accounts receivable. The Company does not accrue interest charges on delinquent accounts receivable. The accounts are generally unsecured.

Inventory

Inventories are stated at the lower of cost (first-in, first-out method) or market value. The Company regularly assesses inventory quantities on hand and records provisions for excess and obsolete inventory based primarily on its estimated forecast of product demand. Inventory consists primarily of components used in assembling vibration control bearings. Management has deemed no reserve for excess or obsolete inventory is necessary as of December 31, 2008 and December 31, 2007.

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1

Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)

Deferred Income Taxes

Deferred income taxes are provided on an asset and liability method, whereby deferred tax assets and liabilities are recognized for deductible temporary differences and operating loss carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that the carryforwards will not be utilized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company filed consolidated tax returns with their former Parent through June 2007. The Parent absorbed the net losses of the Company pursuant to a tax sharing agreement, which calls for any income tax receivable or payable be remitted to, or paid by, the Parent.

New Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 expands quarterly disclosure requirements in SFAS 133 about an entity’s derivative instruments and hedging activities. SFAS 161 is effective for fiscal years beginning after November 15, 2008. The Company is currently assessing the impact of SFAS 161 on its’ financial statements, however, we do not believe the adoption of SFAS 161 will have a material impact on our financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS 162 is effective 60 days following the SEC’s approval of the Public Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The implementation of this standard will not have a material impact on our financial position and results of operations.

In June 2008, the FASB ratified EITF Issue No. 08-3, “Accounting for Lessees for Maintenance Deposits Under Lease Arrangements” (“EITF 08-3”). EITF 08-3 provides guidance for accounting for nonrefundable maintenance deposits. It also provides revenue recognition accounting guidance for the lessor. EITF 08-3 is effective for fiscal years beginning after December 15, 2008. The implementation of this standard will not have a material impact on our financial position and results of operations.

In September 2008, the FASB issued FSP 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (“FSP 133-1 and FIN 45-4”), FSP 133-1 and FIN 45-4 amends and enhances disclosure requirements for sellers of credit derivatives and financial guarantees. It also clarifies that the disclosure requirements of SFAS No. 161 are effective for quarterly periods beginning after November 15, 2008, and fiscal years that include those periods. FSP 133-1 and FIN 45-4 is effective for reporting periods (annual or interim) ending after November 15, 2008. The implementation of this standard will not have a material impact on our financial position and results of operations.

In September 2008, the FASB ratified EITF Issue No. 08-5, “Issuer’s Accounting for Liabilities Measured at Fair Value With a Third-Party Credit Enhancement” (“EITF 08-5”). EITF 08-5 provides guidance for measuring liabilities issued with an attached thirdparty credit enhancement (such as a guarantee). It clarifies that the issuer of a liability with a third-party credit enhancement (such as a guarantee) should not include the effect of the credit enhancement in the fair value measurement of the liability. EITF 08-5 is effective for the first reporting period beginning after December 15, 2008. The implementation of this standard will not have a material impact on our financial position and results of operations.

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1

Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)

New Accounting Pronouncements (Continued)

In October 2008, the FASB issued FSP 157-3 “Determining Fair Value of a Financial Asset in a Market That is Not Active” (“FSP 157-3”). FSP 157-3 clarified the application of SFAS No. 157 in an inactive market. It demonstrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The implementation of this standard did not have a material impact on our financial position and results of operations.

Earnings Per Share

Statement of Financial Accounting Standards No. 128, “Earnings per Share,” (“SFAS 128”) provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity.

As of December 31, 2008 and December 31, 2007, there were 460,000 shares of Series A Convertible Preferred Stock convertible into 460,000 common shares. These shares were not included in the determination of diluted earnings per share as their effect was anti-dilutive. Holders of the Series A shares shall be entitled to receive dividends as declared from time to time by the Board of Directors. Since their issuance no dividends have been declared on the preferred stock.

Note 2

Related Party Transactions

The Company has a balance due to a related party, TGE, in the amount of $454 at December 31, 2008 and a balance due from a related party, TGE, in the amount of $1,057 at December 31, 2007. These are considered short term in nature and non interest bearing.

The Company has a note payable to a related party, TGE, in the amount of $44,121 as of December 31, 2008 and 2007, bearing interest at a rate of 8.25%. All outstanding principal and interest is due and payable on December 15, 2010. As of December 31, 2008 and 2007 there was accrued interest in the amount of $7,580 and $3,640, respectively.

On December 31, 2007 the Company’s principal stockholder and an officer and director of the Company, purchased all of the Company’s stock owned by TGE.

In addition, TGE manufactured the Company’s product and paid all related costs incurred therein through June 30, 2007. These costs included materials and labor, as well as any overhead expenses. The Company paid a fee of $1,500 per month to TGE to compensate it for administrative expenses and the use of TGE’s facilities.

Subsequent to June 30, 2007, the Company no longer uses TGE to manufacture its products; however, it continues to pay a monthly rent and administrative fee to TGE in the amount of $1,500.

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 2

Related Party Transactions (Continued)

In July 2007 the Company entered into a non-exclusive License Agreement with a related party, TGE, giving the Company rights in various patents, pending applications for patents and trademarks in various countries of the world, including the United States. The Company shall pay the related party five percent (5.0%) of worldwide net sales of the licensed products. In October 2007, the License Agreement was amended to state that the royalty would begin to accrue on January 1, 2008. On December 31, 2008, the accrued royalty owing from the Company to TGE was $1,454.

TGE shares common management with the Company and both the Company and TGE have the same majority owner.

During 2008 the Company paid $29,291 in legal services to a firm in which a principal stockholder of Aurios, is a partner. He also performed or supervised the majority of the legal services.

Note 3

Accounts Receivable

Accounts Receivable consists of:

	December 31 2008	December 31, 2007
Accounts Receivable - Trade	$5,437	$—
Less: Allowance for Doubtful Accounts	—	—

	$5,437	$—

Note 4

Concentration of Credit Risk

The Company maintains cash accounts at a financial institution. Deposits not to exceed $250,000 and $100,000 in 2008 and 2007, respectively are insured by the Federal Deposit Insurance Corporation. At December 31, 2008 and December 31, 2007, the Company had uninsured cash and cash equivalents of $0 and $18,763, respectively.

For the year ended December 31, 2008 and 2007 the Company had 58% and 78% of sales to two customers, respectively. As of December 31, 2008 and 2007 receivables from these customers were $4,950 and $0, respectively.

Note 5

Stockholders’ Equity

Preferred Stock:

On September 27, 2007, the Company amended its Articles of Incorporation to authorize the Company to issue up to 10,000,000 shares of no par value preferred stock, with such rights, preferences, privileges and restrictions as determined by its board of directors.

Series A Convertible Preferred Stock:

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 5

Stockholders’ Equity (Continued)

Series A Convertible Preferred Stock (Continued):

On December 14, 2007, the Company completed a private placement of Series A Convertible Preferred Stock pursuant to the terms of a Private Placement Memoranda with accredited investors. The Series A Convertible Preferred Stock was issued at $0.25 per share. Each Series A Convertible Preferred Stock is convertible into the Company’s common stock at a price of $0.25 per share after ninety (90) days from the date of issuance. The Series A Convertible Preferred Stock are redeemable, at the option of the Company on or after the second anniversary of the date of issuance, plus all accrued but unpaid dividends, on the following basis: 1) $0.30 per share if redeemed on or after the second anniversary of the date of issuance; 2) $0.35 per share if redeemed on or after the third anniversary of the date of issuance and; 3) $0.40 per share if redeemed on or after the fourth anniversary of the date of issuance. The Company committed to file a registration statement to register the conversion shares under the Securities Act of 1933 (“the Securities Act”), as amended, and all applicable state securities laws after the conclusion of the offering of the Series A Convertible Preferred Stock by the Company. After such registration statement is declared effective, the Company will keep it effective for the shorter of one year or until the holders can make use of Rule 144 under the Securities Act.

Common Stock:

On September 27, 2007, the Company amended its Articles of Incorporation to authorize the Company to issue up to 90,000,000 shares of no par value Common Stock.

Stock Options:

The Company, under its 2007 Stock Option Plan, is authorized to grant options for up to 250,000 shares of common stock, no par value. Options may be granted as incentive stock options or nonqualified stock options. Incentive stock options shall not be granted at less than one hundred percent (100%) of the fair market value of the common stock on the date of the grant, and have exercise terms of up to ten years with vesting periods determined at the discretion of the board. At December 31, 2008 and December 31, 2007 no stock options have been granted.

Note 6

Income Taxes

The provisions for income tax expense consist of the following:

	December 31,
	2008	2007
Deferred:
Income tax benefit at statutory rates	$33,000	$6,300
Valuation allowance of net operating loss	(33,000)	(6,300)

	$—	$—

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 6

Income Taxes (Continued)

The Company’s deferred tax asset consists of the following:

	December 31,
	2008	2007
Deferred tax asset:
Net operating loss carryforward	$36,800	$3,800
Less: Valuation allowance	(36,800)	(3,800)

Net deferred tax asset	$—	$—

During the year ended December 31, 2006 and through June 30, 2007, the net operating loss carryforward was consolidated by the Parent company pursuant to a tax sharing agreement. No intercompany receivable was recorded due to the uncertainty of the utilization of the net operating loss carryforward by the Parent.

The loss carryforwards, unless utilized, will expire from 2027 through 2028.

Note 7

Going Concern

The Company has an accumulated deficit and has had negative cash flows from its operations. Realization of the Company’s assets is dependent upon the Company’s ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern (Refer to auditor’s report on page F-2). The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

No assurances can be given that the Company will be able to raise additional capital, when needed or at all, or that such capital, if available, will be on terms acceptable to the Company. In the event the Company is unable to raise additional funds, it could be required to either substantially reduce or terminate its operations.

Currently the Company has no extensive expansion plans that would require significant infusions of capital into its operations. As such, a principal stockholder of the Company has verbally committed to provide the necessary funding to maintain operations of the Company for at least the next twelve months.

Until             , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offer made by this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful. Neither delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to the date of this prospectus.

AURIOS INC.

200,000 shares

common stock

no par value

PROSPECTUS

April 28, 2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in the registration statement.

Securities and Exchange Commission Registration Fee	$1
Legal Fees and Expenses	30,000
Accounting Fees and Expenses	5,000
Other Expenses	1,000

Total Expenses	$36,001

Indemnification of Directors and Officers.

The Arizona Business Corporation Act, under which the Company is organized, permits the inclusion in the articles of incorporation of a provision limiting or eliminating the potential monetary liability of directors to a corporation or its shareholders by reason of their conduct as directors. The provision would not permit any limitation on or the elimination of liability of a director for disloyalty to his corporation or its shareholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under the Arizona Business Corporation Act. Accordingly, the provisions limiting or eliminating the potential monetary liability of directors permitted by the Law apply only to the “duty of care” of directors, i.e., to unintentional errors in their deliberations or judgments and not to any form of “bad faith” conduct.

The Articles of Incorporation of the Company contain a provision which eliminates the personal monetary liability of directors to the extent allowed under Arizona law. Accordingly, a shareholder is able to prosecute an action against a director for monetary damages only if he can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the amendment, and not “negligence” or “gross negligence” in satisfying his duty of care. The Law applies only to claims against a director arising out of his role as a director and not, if he is also an officer, his role as an officer or in any other capacity or to his responsibilities under any other law, such as the federal securities laws.

In addition, the Company’s Articles of Incorporation and Bylaws provide that the Company will indemnify its directors, officers, employees and other agents to the fullest extent permitted by Arizona law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought exists, and the Company is not aware of any pending or threatened material litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Recent Sales of Unregistered Securities

In June and July 2007, the Company made private placements of shares of its common stock to: (i) Paul Attaway, an officer, director and principal shareholder of the Company and the principal shareholder, director and an officer of our founder and former parent company; (ii) Timothy Louis, an officer and director the Company; (iii) Christian J. Hoffmann, III, a partner of Quarles &

Brady LLP, legal counsel of the Company; and (iv) Ira J. Gaines, a principal shareholder of the Company. Mr. Attaway, Mr. Louis and Mr. Hoffmann purchased 455,000, 40,000 and 200,000 shares of common stock of the Company , respectively, for $.001 per share. Mr. Gaines purchased 200,000 shares of common stock for $.05 per share. The Company’s officers and directors sold the shares of common stock. The shares were issued in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act.

The Company made a private placement of shares of its Series A Convertible Preferred Stock (“Preferred Stock”) to accredited investors at a price of $0.25 per share for $115,000 of gross proceeds from August to December 2007. The Company’s officers and directors sold the Preferred Stock. The shares were issued in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act.

Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation of the Company, dated August 9, 2001.*

3.2	Amendment to the Articles of Incorporation of the Company, dated September 28, 2007.*

3.3	Amendment to the Articles of Incorporation of the Company, dated October 10, 2007.*

3.4	By-laws of the Company.*

4.1	Form of Common Stock Certificate.*

4.2	Form of Series A Convertible Preferred Stock Certificate.*

5.1	Opinion of Quarles & Brady LLP as to the legality of securities being registered (includes consent).*

10.1	2007 Stock Option and Restricted Stock Plan.*

10.2	Form of Stock Option Agreement (ISO and Non-Qualified) 2007 Stock Option Plan.*

10.3	License Agreement with True Gravity Enterprises, Inc., dated July 2, 2007.*

10.4	Management and Rental Agreement between True Gravity Enterprises, Inc. and the Company dated January 1, 2007.*

10.5	Promissory Note between the Company and True Gravity Enterprises, Inc., dated January 1, 2007, in the principal amount of $44,121.35.*

10.6	Stock Purchase Agreement between True Gravity Enterprises, Inc. and Paul Attaway, dated December 31, 2007.*

10.7	Form of Subscription Agreement related to 2007 private placement of preferred shares.*

10.8	Management and Rental Agreement between True Gravity Enterprises, Inc. and the Company dated January 1, 2009.*

23.1	Consent of Semple, Marchal & Cooper LLP.*

23.2	Consent of Semple, Marchal & Cooper LLP.*

23.3	Consent of Quarles & Brady LLP (Included in 5.1 above).

23.4	Consent of Semple, Marchal & Cooper LLP.*

23.5	Consent of Semple, Marchal & Cooper LLP.**

24.1	Power of Attorney.*

*	Filed previously.
**	Filed herewith.

Undertakings

(a)	Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(h)	Request for acceleration of effective date:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the smaller reporting company pursuant to the foregoing provisions, or otherwise, the smaller reporting issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the smaller reporting company of expenses incurred or paid by a director, officer or controlling person of the smaller reporting company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the smaller reporting company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)	Reliance on Rule 430A:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Form S-1 to be signed on its behalf by the undersigned, in the city of Phoenix, state of Arizona on April 28, 2009.

AURIOS INC.,
an Arizona corporation

/s/ Paul Attaway
Name:	Paul Attaway
Title:	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated:

Signature and Title	Date

/s/ Paul Attaway Paul Attaway, President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Director	April 28, 2009

/s/ Timothy Louis Timothy Louis, Secretary, Treasurer and Director	April 28, 2009

Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation of the Company, dated August 9, 2001.*

3.2	Amendment to the Articles of Incorporation of the Company, dated September 28, 2007.*

3.3	Amendment to the Articles of Incorporation of the Company, dated October 10, 2007.*

3.4	By-laws of the Company.*

4.1	Form of Common Stock Certificate.*

4.2	Form of Series A Convertible Preferred Stock Certificate.*

5.1	Opinion of Quarles & Brady LLP as to the legality of securities being registered (includes consent).*

10.1	2007 Stock Option and Restricted Stock Plan.*

10.2	Form of Stock Option Agreement (ISO and Non-Qualified) 2007 Stock Option Plan.*

10.3	License Agreement with True Gravity Enterprises, Inc., dated July 2, 2007.*

10.4	Management and Rental Agreement between True Gravity Enterprises, Inc. and the Company dated January 1, 2007.*

10.5	Promissory Note between the Company and True Gravity Enterprises, Inc., dated January 1, 2007, in the principal amount of $44,121.35.*

10.6	Stock Purchase Agreement between True Gravity Enterprises, Inc. and Paul Attaway, dated December 31, 2007.*

10.7	Form of Subscription Agreement related to 2007 private placement of preferred shares.*

10.8	Management and Rental Agreement between True Gravity Enterprises, Inc. and the Company dated January 1, 2009.*

23.1	Consent of Semple, Marchal & Cooper LLP.*

23.2	Consent of Semple, Marchal & Cooper LLP.*

23.3	Consent of Quarles & Brady LLP (Included in 5.1 above).

23.4	Consent of Semple, Marchal & Cooper LLP.*

23.5	Consent of Semple, Marchal & Cooper LLP.**

24.1	Power of Attorney.*

*	Filed previously.
**	Filed herewith.